[*] CONFIDENTIAL TREATMENT REQUESTED
Exhibit 10.46
EXECUTION COPY
AGREEMENT
BY AND BETWEEN
UNICARE LIFE & HEALTH INSURANCE COMPANY
AND
APAC CUSTOMER SERVICES, INC.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY

1. INTRODUCTION	1

2. CONTRACTING ENTITY	1

3. DEFINITIONS	1

4. TERM AND RENEWAL	4

5. SERVICES	4

6. RESOURCES	13

7. COMPLIANCE WITH LAW	15

8. COMPANY STANDARDS	16

9. COMPANY PROCESSES	16

10. DOCUMENTATION	16

11. PERFORMANCE STANDARDS	17

12. COMPANY RESPONSIBILITIES	19

13. TRANSITIONING EMPLOYEES	19

14. VENDOR CHARGES	19

15. INVOICING	21

16. PAYMENT	22

17. TAXES	22

18. CONTRACT AND RELATIONSHIP MANAGEMENT	22

19. PROPRIETARY RIGHTS	25

20. COMPANY DATA	27

21. CONFIDENTIALITY	28

22. AUDITS	30

23. FORCE MAJEURE	32

24. INDEMNIFICATION	32

25. SPECIAL RULE FOR INFRINGEMENT	34

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY

26. REPRESENTATIONS AND WARRANTIES	34

27. TERMINATION BY COMPANY	36

28. TERMINATION BY VENDOR	38

29. TERMINATION/EXPIRATION ASSISTANCE	38

30. DISPUTE RESOLUTION	39

31. LIMITATION OF LIABILITY	40

32. INSURANCE	41

33. MISCELLANEOUS	42

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
AGREEMENT
This Agreement (the “Agreement”) is made as of                 , 2004 (“Effective Date”) by and between Unicare Life & Health Insurance Company, a Delaware corporation (“Company”), and APAC Customer Services, Inc., an Illinois corporation (“Vendor”). Company and Vendor may be referred to herein singularly as a “Party” and collectively as “Parties.”
1. INTRODUCTION
1.1 Objectives. The Parties’ objectives for this Agreement are as follows:
1.1.1 Reduce internal and external processing costs associated with the activities contemplated by the Services (as defined in Section 5.4), with continued reduction of such costs throughout the Term (as defined in Section 4.1); and
1.1.2 Quantifiably improve service to Company’s customers by, among other things, upgrading (in terms of the qualifications, experience, expertise and training) the personnel providing the services.
1.2 Interpretation. If the terms of this Agreement are ambiguous or do not address an issue, this Agreement shall be interpreted so as to give meaning to the provisions of Section 1.1.
1.3 Conflicts. In the event of any conflict or inconsistency between provisions within this Agreement, or between this Agreement and any Exhibits or Schedules attached hereto, such conflict or inconsistency shall be resolved by giving precedence first to the body of this Agreement, and then to the Schedules and Exhibits. In the event of a conflict between Schedules and Exhibits, the Schedules shall prevail.
2. CONTRACTING ENTITY
2.1 Vendor represents and warrants that it is the ultimate parent corporation within its corporate structure and hereby agrees to personally perform or secure all of Vendor’s obligations under this Agreement.
3. DEFINITIONS
The following terms, when used in this Agreement, shall have the following meanings:
3.1 “Abandonment” shall mean the intentional abandonment or material neglect by Vendor of Vendor’s material duties under this Agreement.
3.2 “Amount at Risk” shall have the meaning ascribed in Section 11.4.2.
3.3 “Approved Centers” shall mean the facilities ascribed in Schedule 5.2.2 to which Vendor migrates the Services.
3.4 “Changes to Law” shall have the meaning ascribed in Section 7.2.1.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
3.5 “Company Business Owner” shall have the meaning ascribed in Section 18.2.
3.6 “Company Data” shall have the meaning ascribed in Section 20.1.
3.7 “Company Processes” shall have the meaning ascribed in Section 19.6.
3.8 “Company Project Manager” shall have the meaning ascribed in Section 18.3.
3.9 “Company Responsibilities” shall mean only those tasks and functions described on Schedule 5.4.2.
3.10 “Company Responsibility Schedule” shall have the meaning ascribed in Section 5.4.2.
3.11 “Company Software” shall have the meaning ascribed in Section 19.2.
3.12 “Confidential Information” shall have the meaning ascribed in Section 21.2.
3.13 “COTS” shall mean widely available commercial off the shelf software, other than such software that has been modified in any material respect.
3.14 “Critical Milestones” shall mean the tasks that are of critical importance, and which have been assigned a Task Completion Date, as such are set forth in the Project Schedule.
3.15 “Derivatives” shall have the meaning ascribed in Section 10.1.3.
3.16 “Developed Processes” shall have the meaning ascribed in Section 19.7.
3.17 “Developed Software” shall have the meaning ascribed in Section 19.3.
3.18 “Division” shall mean an affiliate of Company.
3.19 “Disinterested Executive” shall have the meaning ascribed in Section 30.1.1.
3.20 “Electronic Copy” shall have the meaning ascribed in Section 10.1.1.
3.21 “Equivalent Materials” shall have the meaning ascribed in Section 25.1.
3.22 “Force Majeure Event” shall have the meaning ascribed in Section 23.3.
3.23 “Gramm-Leach Bliley” shall mean the Gramm-Leach Bliley Act of 1999, as amended, together with all rules and regulations promulgated thereunder.
3.24 “Handle Time” shall mean the length of time a Vendor service representative is actually engage with a Company customer on a call, on hold, or is actually engage in after-call work.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
3.25 “Harmful Code” shall mean any computer code, programming instruction or set of instructions designed and/or constructed with the capability to disrupt, disable, harm or otherwise impede or shutdown the operation of hardware, software, systems or data, whatever the circumstances.
3.26 “HIPAA” shall mean the Health Information Portability and Accountability Act of 1996, as amended, together with all rules and regulations promulgated thereunder.
3.27 “Key Vendor Employees” shall mean the Vendor Account Manager, each Vendor Project Manager, and Vendor Personnel filling other Vendor positions identified in the applicable Statement of Work as “Key”.
3.28 “Management Committee” shall have the meaning ascribed in Section 18.6.
3.29 “Measurement Period” shall have the meaning ascribed in Section 11.1.
3.30 “Migration Plan” shall have the meaning ascribed in Section 6.3.3.2.
3.31 “New Services” shall mean services requested by Company that are materially different from the Services.
3.32 “Pass Through Expense” shall mean actual, direct expenses without administrative fee, mark-up or margin of any kind.
3.33 “Performance Standards” shall have the meaning ascribed in Section 11.1.
3.34 “Personnel Rates” shall mean time and materials rates by skill set as set forth in Schedule 5.8.2, and are applicable throughout the Term.
3.35 “Pilot Period” shall have the meaning ascribed in Section 5.1.1.
3.36 “Pilot Services” shall have the meaning ascribed in Section 5.1.1.
3.37 “Project Delay” shall have the meaning ascribed in Section 5.2.4.
3.38 “Project Schedule” shall have the meaning ascribed in Section 5.2.3.
3.39 “Project Task” shall have the meaning ascribed in Section 5.2.3.
3.40 “Rules of Conduct” shall have the meaning ascribed in Section 18.5.
3.41 “Service Credits” shall have the meaning ascribed in Section 11.4.1.
3.42 “Service Level Default” shall mean a failure by Vendor to meet any of the Service Level Metrics ascribed in Schedule 11.1.
3.43 “Service Level Schedule” shall have the meaning ascribed in Section 11.1.
3.44 “Service Levels” shall have the meaning ascribed in Section 11.1.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
3.45 “Services” shall have the meaning ascribed in Section 5.4.
3.46 “Specifications Manual” shall have the meaning ascribed in Section 10.1.1.
3.47 “Statement of Work(s)” or “SOW(s)” means, singularly one and collectively all of the documents attached hereto as Exhibit A, and which sets forth, for each Company business unit receiving Services under this Agreement, certain expressed tasks included as Services.
3.48 “SOW Effective Date” means the date on which an SOW is executed by each
Party.
3.49 “Task Completion Date” shall mean the date set forth in a Project Schedule for completion of a particular Project Task.
3.50 “Term” shall have the meaning ascribed in Section 4.1.
3.51 “Vendor Account Manager” shall have the meaning ascribed in Section 18.1.
3.52 “Vendor Personnel” shall have the meaning ascribed in Section 6.2.1.
3.53 “Vendor Processes” shall have the meaning ascribed in Section 19.5.1.
3.54 “Vendor Project Manager” shall have the meaning ascribed in Section 18.3.
3.55 “Vendor Software” shall have the meaning ascribed in Section 19.1.
4. TERM AND RENEWAL
4.1 Term. The term of this Agreement (“Term”) shall begin on the Effective Date and shall end two (2) years thereafter; provided however, that the Term shall be extended to the last completion date of any SOW(s) then in effect if such SOW(s) have specified a term longer than the Term stated above.
4.2 Renewal. Notwithstanding the foregoing, Company shall have the right, but not the obligation, to extend the Term on the then existing terms and conditions (including such terms and conditions with respect to pricing as set forth in Section 14) for up to twelve (12) months, upon thirty (30) days prior notice to Vendor. All extensions under this Section 4.2 shall be deemed to constitute part of the Term for the purposes of this Agreement. Company shall have such right to extend this Agreement for two (2) consecutive times.
5. SERVICES
5.1 Pilot.
5.1.1 For each SOW (if requested by Company), Vendor shall perform a limited scope of Services (the “Pilot Services”) as a pilot during the period specified in the applicable Statement of Work (the “Pilot Period”). The parties currently anticipate that the Pilot Services for each SOW will reflect approximately ten percent (10%) of Company’s daily volumes applicable to such SOW and that the Pilot Period will last for approximately one (1) month. Reasonably detailed Pilot success criteria will be set forth in the applicable SOW. At the end of such period, Company shall elect to (a) have Vendor commence the transition of the Services as set forth in Section 5.2; (b) resolve Service deficiencies and perform the Pilot Services again; or (c) terminate the applicable SOW and, if no other SOW has been agreed upon by the Parties, the Agreement and Company’s relationship with the Vendor at no additional cost or liability to Company, and without further obligation hereunder. The Pilot Services shall be as described in the applicable SOW, together with variances, if any, in the volumes and Pilot Period described above.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.2 Transition Services.
5.2.1 Vendor shall perform with due care all such functions, tasks and responsibilities as are required for the effective transition of the Services (as defined in Section 5.4) from Company to Vendor.
5.2.2 Vendor shall migrate Services to the facilities approved by Company. During the Term, Vendor shall not migrate the Services from the Approved Centers without Company’s prior written approval.
5.2.3 Prior to Vendor’s provision of Services under the applicable Statement of Work, Vendor shall complete certain development and implementation activities, including but not limited to, the following: (a) development of a detailed Specifications Manual (as further described in Section 5.2.5) for the Services; and (b) the performance of a pilot or other similar test in a fashion, as set forth in Section 5.1.1 above, that provides Company with a reasonable degree of comfort that Vendor is in a position to perform its obligations in accordance with the terms of this Agreement. In order to facilitate such development and implementation activities on a timely basis, each Party shall prepare a preliminary project schedule in Microsoft Project (using Microsoft Project 2000 or later version) format and provide each such schedule to the other Party within five (5) business days of the SOW Effective Date. Each Party’s preliminary project schedule shall describe their respective tasks (each, a “Project Task”), the sequence in which each Project Task will be undertaken by the respective Party, and the date by which the respective Party is obligated to complete each Project Task. The Parties shall each use reasonable efforts and cooperate to merge the preliminary plans, and mutually agree upon and execute a document within ten (10) business days of the SOW Effective Date that reflects their respective development and implementation obligations (the “Project Schedule”). The Project Schedule shall be attached to the applicable Statement of Work. In the event that Vendor, through no fault of Company, is unable to commit to a Project Schedule which is acceptable to Company, in its reasonable discretion, within thirty (30) days of the SOW Effective Date, Company shall have the right to immediately terminate such SOW and, if no other SOW has been agreed upon by the Parties, the Agreement and Company’s relationship with the Vendor at no cost or liability to Company other than for fees for Services rendered a of the date of termination, and without further obligation hereunder. For purposes of clarity, responsibility for planning for any changes to Company systems shall remain a Company Responsibility.
5.2.3.1 The Project Schedule shall (a) describe the sequence in which each Project Task will be undertaken by Company or Vendor, (b) describe the applicable Task Completion Dates, and (c) identify any Critical Milestones. Under the Project Schedule, Company and Vendor may, at various times during the development and implementation, be concurrently performing more than one Project Task. Company and Vendor each hereby agrees to commit sufficient manpower and resources to complete each Project Task by such task’s respective Task Completion Date.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.2.3.2 Notwithstanding the foregoing, the Project Schedule shall (a) incorporate the information required under this Section 5.2.3, (b) address the period during which the transition will be accomplished, and (c) set forth the dates on which the Services are to be migrated to the Approved Centers.
5.2.4 Vendor shall transition the Services from Company to Vendor in accordance with the Project Schedule and without any material disruption to, or degradation of, Company’s operations or business. In the event that any Critical Milestone to be met by Vendor fails to occur by the Task Completion Date (such a failure hereinafter being referred to as a “Project Delay”), Vendor shall work on a continuous basis to cure the Project Delay and come into conformance with the Project Schedule. Notwithstanding any provision in this Agreement to the contrary, in the event any Critical Milestone to be met by Vendor fails to occur within ten (10) business days after such task’s Task Completion Date, Company may terminate the affected SOW (or this Agreement if only one (1) SOW is then in effect) for cause; provided Vendor’s failure to meet the Critical Milestone is not attributable to a failure on the part of Company to meet any of the Company Responsibilities under the Project Schedule. Vendor shall bear its own costs associated with the development and implementation activities described in Section 5.2.3, and in the event Company terminates an SOW or this Agreement in accordance with this Section 5.2.4, Vendor shall not be entitled to any reimbursement from Company for any of Vendor’s development and implementation efforts.
5.2.5 In consultation with Company, Vendor shall prepare for Company’s review and approval a detailed Specifications Manual (as defined in Section 10.1). Vendor shall provide its initial draft of the Specifications Manual to Company in accordance with the Project Schedule, such initial draft to be substantially in accordance with Schedule 5.2.5 attached hereto. In the event Company rejects the Specifications Manual, it shall so notify Vendor in writing, specifying the nature of the deficiencies or inadequacies contained in such manual, and Vendor shall use commercially reasonable efforts to further revise such manual until such time as Company approves in writing the latest revised version submitted by Vendor. Once approved by Company, the Specifications Manual shall be appended to and become part of the applicable Statement of Work. In the event that Vendor fails to provide Company a Specifications Manual that is acceptable to Company at any time during the process, Company may terminate the SOW, and, if no other SOW has been agreed upon by the Parties, the Agreement and Company’s relationship with the Vendor, for cause, at no cost or liability to Company other than for fees for Services rendered a of the date of termination, and without further obligation hereunder.
5.2.6 Notwithstanding anything to the contrary, Vendor shall be fully responsible for the performance and delivery of the Services from and after the Effective Date.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.3 Delays in Transition.
5.3.1 In the event Vendor fails to complete the transition of any of the Services from Company to Vendor, or the migration of any of the Services to the Approved Centers in accordance with the Project Schedule, other than as excused under Sections 23 and 28.2.2, Company may, in its discretion, terminate the SOW and, if no other SOW has been agreed upon by the Parties, the Agreement and Company’s relationship with the Vendor at no cost or liability to Company other than for fees for Services rendered a of the date of termination, and without further obligation hereunder or require Vendor to pay to Company as liquidated damages the actual costs of cover incurred by Company for the performance of the Services by Company or a third party during such delay within forty-five (45) days of the accrual of such expense. Company shall use commercially reasonable efforts to discuss with Vendor Company’s intent to obtain such third party performance of the Services.
5.4 Services Generally. In addition to the Transition Services, the “Services” shall include:
5.4.1 The services, functions, tasks and subtasks described in this Agreement and the Statement(s) of Work, and any Schedules and Exhibits hereto and thereto, including but not limited to, the Specifications Manual. For purposes of clarity, the applicable Statement of Work shall contain (a) a description of the scope of the Services and key deliverables to be furnished thereunder, (b) the resources Vendor shall provide to perform such Services, (c) the Parties’ respective responsibilities in connection with the Services, (d) the identity of any third party software or Vendor tools that may be used by Vendor to provide the Services or included with any deliverable items, (e) other provisions as may be mutually agreed upon by the Parties hereto, and (f) certain of the applicable Service Levels (as defined in Section 11.1). The Parties may, subject to the change control provisions and mutual agreement, amend the applicable Statement of Work or issue additional Statement(s) of Work; and
5.4.2 The services, functions, tasks, subtasks and the provision of the deliverables reasonably required for the proper performance of the services described in this Agreement and the Statement(s) of Work, and any Schedules and Exhibits hereto and thereto (whether or not such services, functions, tasks, subtasks and deliverables are expressly described in this Agreement and the Statement(s) of Work, and any Schedules and Exhibits hereto and thereto) in accordance with the Performance Standards (as defined in Section 11.1), including the Service Levels, unless expressly set forth in Schedule 5.4.2 (the “Company Responsibility Schedule”), and required to be performed by Company under Section 12.
5.5 Service Recipients. At Company’s election, Vendor shall make the Services, including New Services, available to Company’s existing and future affiliates at the pricing and Performance Standards (including the Service Levels) set forth in this Agreement; provided that if such an affiliate is located at a location in which Company or its affiliate is not receiving Services as of the date of such election, and Company requires that Vendor provide a data network circuit between the Approved Centers and such location, the monthly cost of such circuit shall be treated as a Pass Through Expense.
5.6 Disaster Avoidance. Upon the SOW Effective Date, Vendor shall create and maintain disaster avoidance procedures designed to safeguard Company Data (as defined in Section 20) and the business continuity of the processes for which Vendor is responsible throughout the Term, subject to Company’s review and approval. Throughout the Term, Vendor shall revise and maintain these procedures as necessary in accordance with Section 5.9, subject to Company’s reasonable approval.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.7 Disaster Recovery. At a minimum, Vendor shall meet the disaster recovery requirements set forth in Schedule 5.7.
5.8 New Services.
5.8.1 If Company is interested in having Vendor perform New Services, Company shall provide Vendor with a written request containing sufficient detail to enable Vendor to provide Company with a proposal to provide such New Services. Vendor shall provide to Company, within fourteen (14) days after receiving Company’s written request for New Services, a reasonably detailed proposal therefore reflecting reasonable terms and conditions for such New Services, including without limitation a statement of Vendor’s incremental costs in performing such New Services and the reasonable margin thereon, if any, requested by the Vendor; provided, however, that Vendor’s proposed charges for such New Services shall be at least as low as Vendor’s lowest charges to any of Vendor’s similarly situated customers within the same industry, receiving comparable services at comparable locations and at comparable volumes and comparable skill sets.
5.8.2 If Company and Vendor are unable to successfully negotiate such proposal as provided in Section 5.8.1, and Company still desires that Vendor perform the New Services, Vendor shall perform them on a time and materials basis, with labor provided at the Personnel Rates, and materials provided on a Pass Through Expense basis. If the performance of New Services renders the performance of any pre-existing Service unnecessary, subject to Company’s prior written consent, Vendor shall suspend performance of the pre-existing Service and Vendor’s charges for the Services shall be equitably reduced.
5.8.3 Any New Services that Company elects to have Vendor perform shall be deemed to be Services, and shall be subject to the terms and conditions of this Agreement.
5.8.4 Company shall be free to perform itself or have any third party perform any task, function or responsibility that, if performed by Vendor, would constitute a New Service. Vendor shall timely and fully cooperate with Company in the transition of any New Service to Company or a third party designated by Company.
5.9 Evolution of Services.
5.9.1. Vendor shall provide the Services as they may evolve during the Term to keep pace with changes in Company’s business requirements, technical architecture and information technology product standards (including as of the Effective Date, the standard set forth in Schedule 6.1 and Schedule 8.2), processes, technology, improvements in the methods of delivering services reasonably available to Vendor, Changes to Laws, and changes in the market for the provision of the Services. Such evolution of the Services, functions and responsibilities performed by Vendor shall be deemed to be part of the Services and shall not be deemed to be New Services.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.9.2. If Vendor in good faith believes that compliance with this Section 5.9 will result or has resulted in (i) a material adverse effect on its ability to perform the Services in accordance with the Service Levels or (ii) a material increase in Vendor’s net costs to provide the Services (the conditions set forth in (i) and (ii) above shall be referred to herein as an “Potential MAE”), the Parties’ respective Account Managers will meet and confer for a period no longer than five (5) days to determine whether a Potential MAE actually exist.
5.9.2.1. If after such period, Company agrees that a Potential MAE exists, Company shall have the right, in its sole discretion, to either (i) waive Vendor’s compliance of this Section 5.9 for (but only for) the particular event that gave rise to the Potential MAE agreed upon by Company, (ii) require Vendor to comply with this Section 5.9, with such compliance deemed a “Change” and subject to the change control procedures set forth in Section 5.10 below, or (iii) relieve the condition that gave rise to the Potential MAE.
5.9.2.2. If after such period, Vendor agrees that a Potential MAE does not exist, Vendor shall comply with this Section 5.9, and such compliance shall not be deemed to be a Change or a New Service.
5.9.2.3. If after such period, the Parties are unable to agree whether a Potential MAE exists, the disagreement shall be subject to the dispute resolution procedures set forth in Section 30 below. If the dispute resolution procedure finds that a Potential MAE exists, Company shall have the right, in its sole discretion, to either (i) waive Vendor’s compliance of this Section 5.9 for (but only for) the particular event that gave rise to the Potential MAE agreed upon by Company, (ii) require Vendor to comply with this Section 5.9, with such compliance deemed a “Change” and subject to the change control procedures set forth in Section 5.10 below; or (iii) relieve the condition that gave rise to the Potential MAE. If the dispute resolution procedure finds that a Potential MAE does not exist, Vendor shall comply with this Section 5.9, and such compliance shall not be deemed to be a Change or a New Service.
5.9.3. The Parties expressly agree and acknowledge that, subject to the provisions for recovery of fees and expenses under Section 5.10, nothing in this Section 5.9 shall be deemed to authorize or allow Vendor to change any pricing or other terms or conditions set forth herein without the express written consent of Company, which consent may be withheld in Company’s sole discretion. Any adjustment in fees or expenses arising from a Potential MAE shall be effective as of the commencement of the Potential MAE.
5.10 Change in Services. Company may, at any time and from time to time, request in writing that Vendor make changes, modifications or enhancements to the Services being provided pursuant to the Agreement or any SOW. Changes, modifications or enhancements to the Services being provided pursuant to the Agreement or any SOW that are not material shall be deemed to be part of the Services and shall not be subject to this Section 5.10 or any other change control provision. Changes, modifications or enhancements to the Services being provided pursuant to the Agreement that are material (a “Change”) shall be subject to this Section 5.10. If the Parties are unable to agree whether a Change, modification or enhancement to the Services are material, the disagreement shall be subject to the dispute resolution procedures set forth in Section 30 below.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.10.1 Category 1 and Category 2 Changes.
5.10.1.1 General. A Change may either address (i) Changes required by or because of applicable law, rule, regulation, settlement or decision, or a change in Company’s processes arising from a change in law, rule, regulation, settlement or decision (“Category 1 Change”) or (ii) Changes requested by Company for its convenience including Changes imposed by compliance by Vendor with the obligations under Section 5.9 (to the extent such compliance gives rise to a Potential MAE) (“Category 2 Change”).
(i)
The implementation of Category 1 Changes shall be performed by Vendor (x) at the lower of (i) actual costs and expenses incurred by Vendor (without markup) which are directly attributable to Company to implement such Category 1 Change or (ii) the fees set forth on Schedule 14.1; and (y) within the period of time required for Company to comply with the applicable law, rule, regulation, settlement or decision (including reasonable time for Company to perform testing on such Category 1 Change). Furthermore, any reasonable ongoing labor or infrastructure costs directly attributable to the maintenance of such Category 1 Change after implementation shall be performed by Vendor at reasonable fees and expenses (in accordance with Schedule 14.1 including the Personnel Rates).

(ii)
Category 2 Changes shall be performed by Vendor shall be performed by Vendor (x) at the lower of (i) actual costs and expenses incurred by Vendor (without markup) which are directly attributable to Company to implement such Category 2 Change or (ii) the fees set forth on Schedule  14.1, and (y) within the period of time reasonably required by Company. Vendor shall use best efforts to perform a Category 2 Change within the period of time agreed by the Parties. Furthermore, any reasonable ongoing labor or infrastructure costs directly attributable to the maintenance of such Category 2 Change after implementation shall also be performed by Vendor at reasonable fees and expenses (in accordance with Schedule 14.1 including the Personnel Rates).

5.10.1.2 Category 1 Changes.
(i)
Requests for Category 1 Changes shall be delivered in writing by the Company to the Vendor Account Manager. If Vendor desires to initiate a Category 1 Change, it shall so suggest to the Company Project Manager and Company shall, in its sole discretion, determine whether or not to issue an Category 1 Change to Vendor. Vendor shall, in consultation with Company, within ten (10) business days of its receipt of the request for Category 1 Changes, provide Company with a firm bid of allowable additional costs (if any), an implementation plan, and any impacts upon the Services otherwise being performed by Vendor (each, an “Category 1 Change Plan”).

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
(ii)
Within thirty (30) days of Company’s receipt of a Category 1 Change Plan, Company may, in its sole discretion, accept or reject any Category 1 Change Plan. If Company accepts a Category 1 Change Plan, Vendor shall begin execution of such Category 1 Change Plan immediately and Company shall pay the additional fees, if any, set forth in the approved Category 1 Change Plan.

5.10.1.3 Category 2 Changes.
(i)
Requests for Category 2 Changes shall be delivered in writing by the Company to the Vendor Account Manager. If Vendor desires to initiate a Category 2 Change, it shall so suggest to the Company Project Manager and Company shall, in its sole discretion, determine whether or not to issue an Category 2 Change to Vendor. Requests for Category 2 Changes shall be delivered in writing by the Company to the Vendor Account Manager. Vendor shall, in consultation with Company, within ten (10) business days of its receipt of the request for Category 2 Change, provide Company with a firm bid of additional costs (if any), an implementation plan, and any impacts upon the Services otherwise being performed by Vendor (each, an “Category 2 Change Plan”).

(ii)
Within thirty (30) days of Company’s receipt of an Category 2 Change Plan, Company may, in its sole discretion, accept or reject any Category 2 Change Plan. If Company accepts a Category 2 Change Plan, Vendor shall begin execution of such Category 2 Change Plan as soon as practicable and Company shall be obligated to pay the additional fees, if any, set forth in the approved Category 2 Change Plan.

5.10.1.4 Vendor shall not be required to make any Change until a Category 1 Change Plan or Category 2 Change Plan, as applicable, has been approved in writing by Company.
5.10.2 No Changes by Vendor. Except as may be necessary on an emergency basis, as determined by Company (if this is determined by Company, an individual at Company must be available to Vendor at all hours to respond to emergencies, or this should be as determined by Vendor, in its good faith), no changes, modification or enhancements in Services shall be made without Company’s prior written consent, which shall be provided at its sole discretion, unless such change, modification or enhancement: (a) has no impact on the Services being provided by Vendor; (b) has no impact on the security of Company Data and Company’s systems; and (c) causes no increase in fees or other costs chargeable to Company hereunder. If an emergency arises which requires Vendor to make a change, modification or enhancement to the Services, Vendor shall notify Company thereof as soon as practicable.
5.11 Reduction in Scope.
5.11.1 Company reserves the right to remove from the scope of this Agreement, and to perform itself, have one or more third parties perform, or delete altogether any of the Services. In such event, Vendor’s charges will be equitably reduced to reflect the reduction in the resources and costs required for it to provide the remaining Services.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.11.2 Vendor shall timely and fully cooperate with Company and assist Company with the transition of any Service to Company or a third party designated by Company. Such cooperation shall include, but not be limited to, converting existing files to the format requested by Company, converting and delivering data in accordance with Company’s reasonable requirements, providing parallel services until the transition is completed, and providing onsite technical support. The preceding Services and tasks shall be performed at the Personnel Rates.
5.12 Cooperation. Vendor shall fully cooperate with Company and its third party service providers so that Company may realize and receive the benefit of this Agreement. Such cooperation shall include access to the Approved Centers used or expected to be used to provide Services upon reasonable notice by Company. Company and its third party service providers shall observe all reasonable security policies governing access to the Approved Centers used to provide Services while at such Approved Centers. Notwithstanding the foregoing, Company shall provide Vendor with sufficient notice to enable Vendor to take such precautions as reasonably necessary to protect Vendor’s Confidential Information or proprietary information, including business processes, from discovery by or disclosure to any third party service provider used by Company.
5.13 Forecasts.
5.13.1 For each SOW, Company shall, on the first day of each month, supply Vendor with a call volume forecast for such month (“Month A”) and the following two-month period (“Month B” and “Month C”). Such forecasts shall be delineated by date and call type and shall be given in half-hour increments.
5.13.2 Vendor understands that forecasted total monthly call volume for “Month C” is purely advisory, and neither party is bound by any variance of this forecast to its revised forecast one month later (when the total monthly call volume forecast would be called “Month B”).
5.13.3 An “Uneven Forecast Event” shall exist when Month A’s forecasted total monthly call volume vary by greater than ten percent (10%) from the total monthly call volume forecast of the same month when provided one month earlier (when the total monthly call volume forecast for the month was called “Month B”). Example: On June 1, 2004, Company supplied Vendor with monthly call volume forecasts by date and call type in half-hour increments for June (“Month A”), July (“Month B”), and August (“Month C”). On July 1, 2004, Company supplied Vendor with monthly call volume forecasts by date and call type in half-hour increments for July (“Month A”), August (“Month B”), and September (“Month C”). An Uneven Forecast Event would occur if the July 1, 2004 forecast for Month A was greater than one hundred-ten percent (110%) of the June 1, 2004 Month B forecast. When an Uneven Forecast Event occurs, Vendor shall be relieved from Service Credits resulting from Service Level Defaults of non-quality-related Service Levels for the specified month.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
5.13.4 An “Unforecasted High Volume Event” shall exist when forecasted call volumes for a specific day within Month A under-estimate actual call volumes for the same specific day within Month A by more than twelve percent (12%). When an Unforecasted High Volume Event occurs, Vendor shall be relieved from Service Credits results from Service Level Defaults of non-quality-related Service Levels for the specified day.
5.13.5 An “Unforecasted Low Volume Event” shall exist when forecasted call volumes for a specific day within Month A over-estimate actual call volumes for the same specific day within Month A by more than seventeen percent (17%). When an Unforecasted Low Volume Event occurs, Company shall pay Vendor (in addition to the calls actually processed by Vendor in accordance with the terms and conditions contained herein), for an amount of calls equal to: (x) (i) the forecasted volumes for the day of the Unforecasted Low Volume Event multiplied by (ii) eighty three percent (83%) minus (y) calls actually processed by Vendor on the day of the Unforecasted Low Volume Event in accordance with the terms and conditions contained herein.
6. RESOURCES
6.1 Generally.
6.1.1 Vendor shall be responsible for providing all facilities, hardware, software, tools, personnel and other resources required for providing the Services in accordance with the terms and conditions contained herein, including without limitation the Performance Standards and the Service Levels, and shall procure and maintain such hardware, software, infrastructure and consents as are necessary to meet the technical requirements set forth in Schedule 6.1.
6.1.2 Vendor shall staff in such numbers and with such skills and experience as required to perform the Services in accordance with the Performance Standards, including the Service Levels. Vendor shall select and train personnel with the appropriate communications skills to perform the services in accordance with the Statement of Work and such other representations made by Vendor.
6.2 Personnel.
6.2.1 Vendor shall implement and maintain an ongoing training and education program designed to further develop and maintain the requisite skills and knowledge of its employees and the employees of its subcontractors (the “Vendor Personnel”). Vendor shall report to Company monthly on the programs held during the prior month, including on attendance.
6.2.2 Without limiting the generality of Section 18.5, Vendor shall use commercially reasonable efforts to keep the turnover rate of the Vendor Personnel primarily working on the Company account as low as reasonably possible, with lower levels of turnover for such personnel performing important functions than for other personnel. Vendor shall report to Company, on both a monthly and category of personnel basis, the turnover of the Vendor Personnel primarily working on the Company account. Notwithstanding the turnover of Vendor Personnel, Vendor shall remain obligated to perform the Services without degradation, and in accordance with the terms and conditions of this Agreement.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
6.2.3 Upon Company’s request with regard to specific Vendor Personnel, Vendor shall immediately remove such Vendor Personnel from providing the Services and initiate retraining of such Vendor Personnel to enable such personnel to meet Company’s requirements prior to allowing such Vendor Personnel to again perform Services. Upon Company’s request with regard to specific Vendor Personnel, and if either (a) such Vendor Personnel has previously undergone retraining pursuant to Section 18.4, or (b) Company believes, in good faith, that it would not be in Company’s best interests to continue receiving Services from such Vendor Personnel, Vendor shall immediately remove such Vendor Personnel from providing the Services.
6.3 Vendor Owned or Leased Facilities.
6.3.1 Vendor shall provide such facilities as are required to perform the Services in accordance with the Performance Standards (including the Service Levels).
6.3.2 Vendor shall maintain the Approved Centers and any other facilities owned or leased by Vendor from which Vendor is providing the Services (including physical security systems, fire detection and suppression systems, environmental controls, electrical power and backup power) in good working condition. Without limiting the generality of the foregoing, Vendor shall maintain such facilities and Approved Centers in at least as current and robust a condition as at the Effective Date, and otherwise as required to meet the Performance Standards (including the Service Levels).
6.3.3 In the event Vendor decides during the Term to migrate all or part of the Services to a location other than those approved by Company as of the Effective Date, Vendor shall:
6.3.3.1 Obtain Company’s preliminary, tentative approval to such migration before taking any other steps;
6.3.3.2 If Company provides its preliminary, tentative approval of the migration, deliver an initial high level draft of its migration plan describing the methods, procedures and timing of the steps Vendor will take to (i) migrate the Services, and (ii) avoid degradation of the Services and Performance Standards (including the Service Levels) during the migration (the “Migration Plan”);
6.3.3.3 Include in the Migration Plan detailed back-out and contingency plans to be executed in the event of any failure during the migration. Vendor shall monitor the migration, document and promptly report to Company any problems encountered, and promptly resolve such problems;
6.3.3.4 If the migration could possibly impact Company’s charges, benchmark Company’s charges (and any Company retained costs) at the location from which the Services are to be migrated to ensure that Company’s charges (or any Company retained costs) do not increase by reason of the migration. Company shall not be responsible for any increase in its charges associated with the migration unless and to the extent such migration has been requested by Company. Vendor shall indemnify Company against any increased Company retained costs associated with the migration unless and to the extent such migration has been requested by Company;

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
6.3.3.5 In consultation with Company, and subject to Company’s review and approval, develop plans for comprehensive migration testing. Such plans shall, among other things, require that Vendor perform all necessary tests. Vendor shall not migrate any work prior to successful testing of the location to which the Services are to be migrated; and
6.3.3.6 Complete the migration in accordance with the time schedule specified in the Migration Plan, and continue to perform the Services without degradation of the Services or Performance Standards (including the Service Levels).
7. COMPLIANCE WITH LAW
7.1 Compliance.
7.1.1 Vendor shall perform the Services in accordance with all laws, rules and regulations, as they may change from time to time applicable to Vendor in its business as the provider of the Services. Without limiting the generality of the foregoing, Vendor shall comply with Gramm-Leach-Bliley and the HIPAA Privacy Rule Standards and Security Rule Standards, as if Vendor were a Covered Entity (as such term is defined in HIPAA) for purposes of such HIPAA standards. In addition, Vendor shall comply with the Standards for Electronic Transactions (45 C.F.R. Parts 160 and 162) issued pursuant to HIPAA, including the use of standard transactions and code sets prescribed by such regulations.
7.1.2 Vendor acknowledges and agrees that it is a Business Associate and is bound by the provisions of Exhibit BA (Business Associate Exhibit) to this Agreement. Vendor further acknowledges and agrees that a portion of the Services may involve the provision of services regulated by Medicare and, therefore, agrees to be bound by the provisions of Exhibit MC (Medicare Exhibit).
7.2 Monitoring and Changes to Law.
7.2.1 As part of the Services, Vendor shall monitor applicable laws, rules and regulations and identify any changes thereto that could have a material impact on its performance and delivery of the Services (“Changes to Law”). For purposes of clarity, nothing in this Agreement shall prohibit Company from also monitoring applicable laws, rules and regulations, identifying any Changes to Law and analyzing their impact on the Services.
7.2.2 Upon identifying a Change to Law, or being notified by Company of a Change to Law, Vendor shall promptly analyze the impact of such Change to Law on the Services and notify and propose to Company changes to the Services, if any, that are reasonably required as a consequence of such Change to Law. Company shall promptly review such proposal, and upon Company approval, Vendor shall promptly implement such changes to the Services as well as any other changes requested by Company and reasonably required as a consequence of a Change to Law. Such changes to the Services shall be subject to Section 5.10. For purposes of clarity, Company shall remain responsible for changes to equipment and software that the Company is responsible for under Schedule 6.1.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
7.3 Licenses, Authorizations and Permits. Vendor shall be responsible for obtaining all licenses, authorizations, permits and the like required by applicable laws, rules and regulations which Vendor is required to have in order to perform the Services, including compliance with any applicable immigration and naturalization requirements. Any fees, costs or expenses incurred in this regard shall be borne solely by Vendor.
7.4 Fines and Penalties. Vendor shall be solely responsible for any fines and penalties imposed on Vendor and/or Company resulting from Vendor’s failure to comply with the provisions of this Section 7 and any laws, rules or regulations applicable to Vendor in its business as a provider of the Services.
8. COMPANY STANDARDS
8.1 Vendor will comply with Company’s technical architecture and information technology product standards existing as of the Effective Date and as they may reasonably be modified during the Term by Company upon written notice to Vendor, including without limitation, those listed on Schedule 6.1.
8.2 Vendor will comply with Company’s general business requirements standards existing as of the Effective Date and as they may reasonably be modified during the Term by Company upon written notice to Vendor, including without limitation, those listed on Schedule 8.2.
9. COMPANY PROCESSES
9.1 Within the time period specified in the Project Schedule, or, if no time period is so specified, within thirty (30) days of the SOW Effective Date, Vendor shall design the processes and procedures it will use to perform the Services and ensure in consultation with Company that such processes and procedures are compatible with the processes and procedures used by Company to perform services that are not outsourced under this Agreement, to the extent the Vendor processes and procedures and Company processes and procedures require interaction between Vendor Personnel and Company personnel (or personnel of Company’s third party service providers and business partners), or between Vendor systems and Company systems (or systems of Company’s third party service providers and business partners).
10. DOCUMENTATION
10.1 Specifications Manual.
10.1.1 Within the time period specified in the Project Schedule, or, if no time period is so specified, within thirty (30) days of the SOW Effective Date, in consultation with the Company, Vendor shall prepare specifications, technical manuals, training manuals, process maps, and other information relating to the Services, or any equipment or software used in providing the Services that is appropriate given the scope, nature and volume of the Services (the “Specifications Manual”). Such Specifications Manual should be in such format, and contain such content, so as to enable Company to provide the Services itself at termination or expiration of this Agreement. Vendor shall deliver to Company copies of the Specifications Manual in an unprotected electronic format (“Electronic Copy”). Such Specifications Manual shall be complete, and in form and substance reasonably acceptable to Company, as a condition to the successful conclusion of the Pilot Period. Company will provide Vendor such assistance as Vendor may reasonably request in connection with the preparation of this Specifications Manual.

WellPoint – APAC Agreement	August 10, 2004

EXECUTION COPY
10.1.2 Vendor shall revise supplement the Specifications Manual so that it reflects the equipment, software and processes used to or perform the Services as they may be changed from time to time in accordance with Sections 5.8, 5.9, 5.10, and 7.2. Any such revisions shall be subject to Company review and approval, and Vendor shall promptly deliver an Electronic Copy of such revised or supplemental Specifications Manual to Company.
10.1.3 Company is, and shall for all purposes be deemed to be, the sole and exclusive owner of the Specifications Manual. In furtherance of the foregoing, Company has the exclusive right to make any derivative works of (“Derivatives”), and reproduce copies of, the Specifications Manual, documentation and other materials provided by Vendor, distribute such copies to its end users, business partners and other third-party service providers.
11. PERFORMANCE STANDARDS
11.1 Performance Standards and Service Levels. Without limiting the generality of Section 26 (Representations and Warranties), Vendor shall perform the Services in accordance with the qualitative and quantitative standards set forth in this Agreement (collectively, the “Performance Standards”). The quantitative standards ( the “Service Levels”) shall be as set forth in this Agreement, the Statements of Work and/or Schedule 11.1 (the “Service Level Schedule”). Unless otherwise specifically noted under a Statement of Work, the Service Levels shall be applied on a monthly basis (each such month, a “Measurement Period”).
11.2 Measurement and Monitoring. Although Service Levels shall be applied on a monthly basis, Vendor shall and Company may track, monitor, measure and report on its performance as against the Service Levels on a daily basis. Vendor shall implement the necessary measurement and monitoring tools and procedures required to accurately and timely monitor and report on Vendor’s performance of the Services against the applicable Service Levels. At Company’s reasonable request and subject to Section 5.10, Vendor shall implement additional measurement and monitoring tools and procedures to assist with measurement of the Service Levels. Nothing in this provision shall prevent Company from implementing its own measurement and monitoring tools, at Company’s expense, and Vendor shall provide reasonable cooperation with Company, including allowing such measurement and monitoring tools to be connected to Vendor resources. Any fees for labor, equipment or materials involved in cooperating with Company pursuant to this Section 11.2 shall be at the rates set forth in the relevant Statement of Work or the current published rates that Vendor charges for such services, in the case of labor, and the actual costs of equipment or materials used by Vendor (as a Pass Through Expense).

WellPoint – APAC Agreement	August 10, 2004

[*] CONFIDENTIAL TREATMENT REQUESTED
EXECUTION COPY
11.3 Adverse Performance Trends. If during the course of any month (e.g., by reviewing daily performance data), Company becomes aware of adverse performance trends (e.g., trends indicating the Vendor may not meet the Service Level for the month), at Company’s request, Vendor shall promptly prepare corrective action plans to address such adverse performance trends, and with Company’s approval, promptly implement such plans, even though the applicable Measurement Period has not been completed and, accordingly, there has not yet been a Service Level Default.
11.4 Service Credits.
11.4.1 Vendor shall owe Company credits against the fees and costs otherwise due to Vendor (“Service Credits”) in the event of a Service Level Default, as set forth in this Section 11.4 and in Schedule 11.1.
11.4.2 Company recognizes that a Vendor’s total monthly exposure to Service Credits shall be limited. Accordingly, the maximum service Credits owed with respect to any month shall not exceed [*] percent [*] of the Vendor’s total charges for all Services provided to the affected Division during such month under all Statements of Work with such affected Division (the “Amount at Risk”). Vendor acknowledges that Service Credits will be calculated at the Division level and shall be based on total Division charges.
11.4.3 A Service Credit shall have a value equal to [*] percent [*] of the monthly charges that may be billed to the affected Division under this Agreement during the month in which such Service Credit accrues.
11.4.4 Vendor’s failure to meet a Service Level that is designated as a Critical Service Level in the relevant Statement of Work shall cause the issuance of [*] Service Credits to Company.
11.4.5 Vendor’s failure to meet any Service Level not designated as a Critical Service Level in the relevant Statement of Work shall cause the issuance of [*] Service Credit to Company.
11.4.6 Service Credits may be used by the affected Division to offset Vendor charges that are payable by the affected Division. Any Service Credits that have not been used upon the expiration or termination of this Agreement shall be paid to the affected Division by Vendor within forty-five (45) days of such expiration or termination.
11.5 Analysis and Recovery. In the event of a Service Level Default, or if Company otherwise requests during a month due to adverse performance trends in accordance with Section 11.3, Vendor shall, as part of the Services, promptly (a) perform root cause analysis to determine the cause of the Service Level Default or adverse performance trends, (b) take such steps as are necessary to recover from such Service Level Default or adverse performance trends, (c) develop for Company’s review and approval a plan outlining the steps Vendor will take to minimize to the extent possible the risk that such Service Level Default or adverse performance trends will reoccur and, (d) with Company’s approval, implement such plan as soon as practicable. In addition, Vendor shall promptly report to Company in writing regarding the cause of the Service Level Default and the steps taken by Vendor.

WellPoint – APAC Agreement	August 10, 2004

EXECUTION COPY
11.6 Review of Service Levels. Vendor and Company shall meet at Company’s request, and in any event at least annually, to review the Service Levels and determine whether they are appropriate to meet Company’s reasonable business needs, as such needs may change from time to time, subject to Section 5.10 above. The Parties shall agree, on a prospective basis, to make such reasonable adjustments so as to ensure that the Service Levels support Company’s reasonable business needs, as such needs may change from time to time.
11.7 Factors Beyond Vendor’s Reasonable Control. Where Vendor can establish to the reasonable satisfaction of Company that; (a) the root cause of a Service Level Default was a factor outside of the reasonable control of Vendor, (b) Vendor is without fault in causing such factor, (c) Vendor would have achieved such Service Level but for such factor, and (d) Vendor used commercially reasonable efforts to (i) foresee and prevent the occurrence of such factor, and (ii) perform and achieve that Service Level notwithstanding the presence and impact of such factor, then no Service Credit shall be assessed against Vendor for any resulting Service Level Default, and Vendor shall otherwise be excused from achieving such Service Level for so long as the circumstances relating to such factor and preventing achievement of such Service Level prevail, provided that Vendor continues to use its commercially reasonable efforts to prevent, overcome and mitigate the adverse effects of such factor to the extent required to achieve the applicable Service Level. For purposes of this provision, a failure of a subcontractor of Vendor shall not be treated as outside the control of Vendor except to the extent Vendor establishes to Company’s reasonable satisfaction that the failure is the result of factors outside the control of both Vendor and the subcontractor.
12. COMPANY RESPONSIBILITIES
12.1 Company Responsibilities. Company shall be responsible for performing the Company Responsibilities.
12.2 No Other Obligations. Company Responsibilities shall be limited to those tasks and functions expressly provided in this Agreement or any SOW or as specifically described in the Company Responsibility Schedule, and Company shall have no other obligations with respect to Vendor’s performance of the Services.
13. TRANSITIONING EMPLOYEES
13.1 Except as otherwise requested in writing by Company, there shall be no transition of any Company employees to Vendor.
14. VENDOR CHARGES
14.1 All Fees Stated. All charges for the Services will be as set forth in the pricing schedule attached hereto as Schedule 14.1. Except as set forth in Section 5.8 (New Services) or as modified due to a Change pursuant to Section 5.10 (Change), no other amounts shall be payable by Company or its customers with respect to the Services or otherwise under this Agreement. In furtherance, and not in limitation of the foregoing, Vendor acknowledges and agrees that all expenses relating to the Services are included in Vendor’s charges and shall not be reimbursed by Company unless agreed to by Company in writing.

WellPoint – APAC Agreement	August 10, 2004

[*] CONFIDENTIAL TREATMENT REQUESTED
EXECUTION COPY
14.2 [*]Customer Pricing. Vendor’s charges to Company for the Services (including New Services) shall be [*](b) upon [*] terms and conditions [*] in this Agreement.
14.3 Certification of Compliance. Annually, or more frequently if reasonably requested by Company, a senior executive of Vendor will certify to Company in writing of its compliance with Section 14.2.
14.4 Reductions in Cost/Improvements in Productivity. If general conditions or technology or process changes materially reduce Vendor’s net recurring costs in providing the Services, Vendor shall share [*] of those net reduced costs with Company, and the portion of the amount payable by Company under Section 14.1 allocable to Vendor’s recurring costs in providing the Services shall be reduced by [*]. For purposes of clarity, Vendor hereby acknowledges and agrees that the intent of this Section 14.4 is that Vendor’s fees shall be reduced as the price/performance characteristics of technology and process continue to improve over time.
14.5 Productivity Improvement.
14.5.1 In addition to Section 14.4 above, Vendor shall guarantee a [*] percent [*] Handle Time improvement in the average (i.e. across all FTEs) productivity within [*] months after the end of the baseline period (as described in Section 14.5.2 below). For the avoidance of doubt, Company shall receive the benefit of a [*] percent [*] Handle Time improvement in productivity [*] months after the end of baseline period regardless of whether or not Vendor is able to meet this guarantee. Company shall measure productivity during a five (5) day period randomly selected by Company. The [*] percent [*] Handle Time improvement shall result in a [*] percent [*] reduction in Production Fees set forth in the pricing schedule attached as Schedule 14.1.
14.5.2 Vendor will baseline actual productivity that meets the quality Service Levels described herein during the sixty (60) day period after production transition begins (as defined in the Project Schedule) under each SOW.
14.5.3 The Parties shall share in any productivity gains on a [*] basis after the first [*] percent [*] Handle Time improvement described above is realized.
14.6 Monthly and Partial Fees. If applicable, periodic fees or charges under this Agreement are to be computed on a calendar month basis and will be prorated on a per diem basis for any partial month.
14.7 Charges in US Dollars. All charges shall be in US Dollars.

WellPoint – APAC Agreement	August 10, 2004

EXECUTION COPY
14.8 Pricing Adjustments.
14.8.1 Baselines. The initial baseline for pricing adjustments shall be based upon the current Watson Wyatt Philippine Compensation Report for labor rates in the “Customer Service Representative” job code in effect at the date of commencement of production Services under a Statement of Work (the “Prior Labor Rate”) and the average exchange rate (dollars per peso) for the month preceding the date of commencement of production Services under a Statement of Work, as such rates are reported by the Financial Times (the “Prior Exchange Rate”). After each adjustment, the Prior Labor Rate shall be set to the New Labor Rate (as defined below) and the Prior Exchange Rate shall be set to the New Exchange Rate (as defined below).
14.8.2 Adjustment. The first pricing adjustment shall occur on the second anniversary of a Statement of Work. In no case shall such first pricing adjustment create an increase or decrease in the Service charges of greater than nine percent (9%). Subsequent pricing adjustments shall occur on each subsequent anniversary of the Statement of Work. In no case shall such subsequent pricing adjustments create an increase or decrease in the Service charges of greater than eight percent (8%). The adjustments shall be calculated as follows:
14.8.2.1 Determine the then current charges for Services performed in the Philippines and paid for by Vendor in Philippino Pesos under the relevant Statement of Work (“Current Charges”).
14.8.2.2 Determine the “Adjusted Labor Factor” by dividing the then-current Watson Wyatt Philippine Compensation Report for labor rates in the “Customer Service Representative” job code (“New Labor Rate”) by the Prior Labor Rate (New Labor Rate / Initial Labor Rate).
14.8.2.3 Determine the “Adjusted Currency Factor” by dividing the average exchange rate (dollars per peso) for the month preceding the date of the First Adjustment as such rates are reported by the Financial Times (the “New Exchange Rate”) by the Prior Exchange Rate (New Exchange Rate / Initial Exchange Rate).
14.8.2.4 Multiply the Current Charges by the First Adjustment Labor Factor and by the First Adjustment Currency Factor (Current Charges x First Adjustment Labor Factor x First Adjustment Currency Factor).
14.8.3 Effective date of Adjustment. The adjustment shall modify the pricing related to the Current Charges as of the anniversary dates upon which such adjustment occurs.
15. INVOICING
15.1 Form and Calculation of Invoice. Vendor shall invoice Company monthly in arrears, taking into account all credits then due to Company, including any Service Credits as provided in Section 11.4 and any reductions as provided in Sections 5.8.2, 5.11.1, 14.4, 14.5, 25.2 and Schedule 14.1. No amounts shall be due and payable unless invoiced on a timely basis. Each such invoice shall contain sufficient detail to allow Company to identify all services rendered and the source of any other costs contained therein.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
16. PAYMENT
16.1 Payment of Invoices. All undisputed portions of invoices submitted in accordance with the provisions of Section 15.1 shall be due and payable within forty five (45) days of receipt by Company of each such invoice.
16.2 Disputed Amounts. Company may withhold payments or portions thereof that it disputes in good faith, and the Parties shall cooperate to resolve such disputed amounts. In the event the Parties are unable to resolve the dispute, the Parties shall follow the dispute resolution procedures set forth in Section 30.
16.3 No Effect of Payment on Vendor’s Other Obligations. The making of any payment or payments by Company, or the receipt thereof by Vendor, shall in no way affect the obligations of Vendor under this Agreement, and shall not imply acceptance by Company of any Service or the waiver of any of Company’s rights under this Agreement.
16.4 Right to Offset. Company shall have the right to offset any amounts otherwise due and owing to Vendor under this Agreement, with any amounts owed by Vendor to Company (including but not limited to Service Credits, as provided in Section 11.4).
17. TAXES
17.1 General. Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.
17.2 Vendor Obligations. Vendor shall be responsible for any foreign, national, state and local sales, use, excise, ad valorem, value-added, services, consumption, and other taxes and duties on any goods or services used or consumed by it in providing the Services. Vendor shall separately itemize on its invoice to Company any taxes that under Section 17.3 are the responsibility of Company. With respect to such taxes, Vendor will be responsible for the timely filing of returns and the timely remission of the tax.
17.3 Company Obligations. Company shall be responsible for any national, state and local sales, use, excise, ad valorem, value-added, and other similar taxes and duties required to be imposed on Company for the receipt of the Services.
17.4 Exceptions to Company Obligations. Notwithstanding the provisions of Sections 17.1 and 17.3, Vendor shall indemnify Company for any taxes imposed on Company by a governmental entity in a jurisdiction in which Vendor is performing services (other than the United States) if the imposition of such tax is the direct or proximate result of the provision of Services by Vendor in such jurisdiction.
18. CONTRACT AND RELATIONSHIP MANAGEMENT
18.1 Vendor Account Manager. Vendor shall designate an Account Manager or Account Managers as necessary (the “Vendor Account Manager”) who shall be assigned to the Company account. The Vendor Account Manager shall be directly responsible for coordinating and managing the delivery of the Services and shall have full authority to act on Vendor’s behalf with respect to all matters relating to this Agreement. The Vendor Account Manager shall work with the Company Business Owner to address Company’s concerns and Service problems. The Vendor Account Manager shall be a Key Vendor Employee, and shall not be replaced except in accordance with the provisions of Section 18.4.3. Company shall be entitled to review and approve or disapprove of the personnel filling the Vendor Account Manager position.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
18.2 Company Business Owner. For the Agreement and for each SOW, Company shall designate a representative (the “Company Business Owner”) who shall be directly responsible for overseeing the receipt of the Services from Vendor. The initial Company Business Owner shall be Gary Radtke. The Company Business Owner shall be the primary interface with the Vendor Account Manager and shall work with the Vendor Account Manager to address Company concerns and Service problems. If Company replaces the Company Business Owner, Company shall notify Vendor in writing of such replacement.
18.3 Project Managers. Company and Vendor each shall designate a person who shall be the primary point of contact for inquiries, requests, and other matters regarding the Project Schedule and the specific Statement of Work (the “Company Project Manager” and the “Vendor Project Manager” respectively). Such managers shall also serve as project managers for the completion of the Project Tasks through the Pilot Period for the applicable Statement of Work. Such individuals shall be identified in the applicable Statement of Work. Vendor Project Managers shall be Key Vendor Employees, and shall not be replaced except in accordance with the provisions of Section 18.4.3. Company shall be entitled to review and approve or disapprove of the personnel filling Vendor Project Manager positions.
18.4 Key Vendor Employees.
18.4.1 Key Vendor Employees shall be filled by personnel assigned to Company on a full time basis and located in a mutually agreeable facility. Vendor shall identify by position the facility at which the person filling that position will be located.
18.4.2 Company shall be entitled to review and approve or disapprove of the personnel filling Key Vendor Employee positions.
18.4.3 Other than in the case of a resignation, promotion, departures due to incapacity or death, or termination for cause under circumstances in which termination without notice is appropriate, Vendor shall not remove or transfer a person designated as a Key Vendor Employee without the prior written approval of Company. Replacements of personnel filling Key Vendor Employee positions shall have sufficient, skill, training and experience to properly fill the vacated position.
18.5 Rules of Conduct. Vendor shall ensure that all Vendor Personnel conduct themselves in a businesslike and professional manner and comply with Company’s and its affiliates’ reasonable directives, requests, rules and regulations regarding personal and professional conduct, including without limitation those relating to all on-site rules of behavior, work schedules, security procedures and other standards and procedures as may be established by Company from time to time (collectively, “Rules of Conduct”). In the event that any Vendor Personnel performing Services under this Agreement is determined by Company in its sole discretion: (a) to have violated any Rules of Conduct, or (b) to not be competent in the performance of Services, Company shall notify Vendor of such fact and Company and Vendor shall promptly meet and confer regarding Vendor’s providing a replacement for such Vendor Personnel. Any such replacement shall possess skills that are equal to or greater than the skills required for the applicable position. With respect to all personnel assigned full-time by Vendor to perform any of its obligations under this Agreement, and in accordance with Section 6.2.2, Vendor shall make commercially reasonable efforts to retain such personnel in such capacity.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
18.6 Management Committee.The Vendor Project Manager, the Company Project Manager, and one other representative from each of Company and Vendor, shall form a Management and Communications Committee (the “Management Committee”) to discuss issues arising from Vendor’s performance of the Services or this Agreement generally. The Company Project Manager or his or her designee will chair the Management Committee. Meetings of the Management Committee may be requested by the Company Project Manager, and in addition to or in replacement of meetings between the Project Managers otherwise required under Section 18.9.
18.7 Subcontractors.
18.7.1 If Vendor intends to utilize a subcontractor to perform any of the Services, Vendor shall inform Company of such intention and the identity and qualifications of the proposed subcontractor.
18.7.2 Vendor may subcontract any Services only with Company’s consent, which Company may give or withhold in its sole discretion; provided, however, that Vendor may subcontract Services without Company’s consent provided the Service in question when viewed individually and with all other Services that have been subcontracted without consent is not material to the provision of the Services or the security of Company’s systems, Company’s Confidential Information and Company Data.
18.7.3 Vendor shall obligate each subcontractor to comply with the terms of this Agreement. Nothing in this Section 18.7 or in any consent given by Company with respect to any subcontracting shall relieve vendor of its responsibility for the performance of any of its obligations under this Agreement or constitute Company’s consent to further subcontracting.
18.7.4 Vendor shall be responsible for each subcontractor’s compliance with the terms of this Agreement as well as for the subcontractor’s performance of any Services in accordance with the Performance Standards (including the Service Levels). Vendor shall remain Company’s sole point of contact under this Agreement.
18.7.5 Vendor shall not disclose Company Confidential Information (as defined in Section 21.2) to a subcontractor unless and until such subcontractor has executed a non-disclosure agreement that restricts disclosure and use of Company Confidential Information at least to the same extent as required under Section 21, and then only on a need to know basis. Without limiting the generality of Section 18.7.4, and for purposes of clarity, Vendor specifically acknowledges that it shall be jointly and severally liable for any breaches by a subcontractor of its obligation of confidentiality.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
18.7.6 Vendor shall obtain written agreements from its subcontractors as are necessary to provide Company the same rights with respect to the subcontractors and its personnel as Company has with respect to Vendor and its personnel. For example, Vendor will obtain such written agreements as are required for Company, under Section 18.8, to effect the removal from the Company account of subcontractor personnel.
18.8 Removal of Personnel. After appropriate consultation between Company and Vendor, at the request of Company, Vendor shall remove from the Company account any Vendor Personnel that Company in good faith believes should, in the interests of Company, be removed.
18.9 Meetings and Reports.
18.9.1 During the Pilot Period in which Services are being migrated to Vendor, and for no less than one (1) month thereafter, at least three (3) times every week, the Company Project Manager and the Vendor Project Manager shall meet, in person or through video or audio conferences, with other appropriate Company personnel and Vendor Personnel to discuss the progress made by the Parties in the performance of their respective obligations during the preceding week. After the post - Pilot Period specified above, such meetings between the Company Project Manager, the Vendor Project Manager and other Company personnel and Vendor Personnel shall occur as requested by Company.
18.9.2 During the Term, at least once every week, the Vendor Account Manager, the Company Business Owner and other appropriate additional personnel shall meet to review the overall status of this Agreement, including the status of any work in progress, Vendor’s performance of the Services, any changes which the Parties may consider, new developments with Company’s existing or prospective customers, and such other business as the Parties may agree to consider.
18.9.3 Company shall be responsible for preparing the agenda for each such meeting, and shall incorporate any items or issues reasonably requested by Vendor in writing prior to such meeting.
18.9.4 Company shall circulate the agenda sufficiently in advance for Vendor to be fully prepared for such meetings. Vendor shall fully analyze and address the items on the agenda to the extent reasonably practical prior to the meeting.
18.9.5 Vendor shall provide Company such written and electronic reports as Company may from time-to-time reasonably request. Reports to be provided by Vendor under this Agreement shall be in such form, and have such content, as Company may reasonably request.
19. PROPRIETARY RIGHTS
19.1 Vendor Software.
19.1.1 Software that is used by Vendor to perform the Services and owned by or licensed to Vendor prior to the Effective Date, and software acquired by Vendor during the Term, and any related documentation, shall remain the exclusive property of Vendor (“Vendor Software”). Modifications to Vendor Software developed under this Agreement shall remain the exclusive property of Vendor.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
19.1.2 Vendor shall provide Company such access to and rights to use Vendor Software during the Term as is reasonably required for Vendor to provide, and for Company to receive and realize the benefit of, the Services. Vendor shall not use any Vendor Software in connection with the provision of the Services without first providing for Company an irrevocable, royalty-free, nonexclusive license to the software (including available documentation, manuals and other materials) for Company its designees (including affiliates and third party service providers) for the sole purpose of providing, receiving and realizing the benefit of the Services during the Term, and for Company and its designees to provide to Company (including affiliates) services similar to the Services thereafter. Vendor shall provide such licenses to the Vendor Software at Vendor’s sole cost and expense.
19.2 Company Software. Software owned by or licensed to Company prior to or after the Effective Date (excluding the Vendor Software licensed to Company under Section 19.1.2 above), together with all fixes, patches, updates, upgrades, enhancements and modifications thereto, and any related documentation shall remain the property of Company (“Company Software”).
19.3 Developed Software. Any Software or interfaces developed as Services as expressly required by this Agreement or under an SOW and any related documentation, other than modifications to and enhancements of Vendor Software, shall be deemed to be Company Software, whether created by Vendor, Company, or Vendor and Company. Such software and related documentation is hereinafter referred to as “Developed Software.” Developed Software shall be deemed to be “works made for hire”. Vendor shall assign to Company, at Vendor’s sole cost and expense, all of Vendor’s right, title and interest in and to Developed Software.
19.4 Third Party Licensed Software. Vendor shall not use any third party licensed software to provide the Services other than COTS without first (a) obtaining Company’s written consent, or (b) obtaining for and providing to Company an irrevocable, royalty-free, nonexclusive right to access and use the software (including available documentation, manuals and other materials) for the Company and its designees (including affiliates and third party service providers) for the sole purpose of providing, receiving and realizing the benefit of the Services during the Term, and for Company and its designees to provide to Company (including affiliates) services similar to the Services thereafter. Vendor shall provide such licenses to the third party software at Vendor’s sole cost and expense.
19.5 Vendor Processes.
19.5.1 Processes used by Vendor to perform the Services and owned by Vendor prior to the Effective Date, and processes acquired by Vendor during the Term shall remain the exclusive property of Vendor (“Vendor Processes”). Modifications to Vendor Processes developed under this Agreement shall remain the exclusive property of Vendor.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
19.5.2 Vendor shall not use any Vendor Processes in connection with the provision of the Services without first providing for Company an irrevocable, royalty-free, nonexclusive right to access and use the processes (including available documentation, manuals and other materials) for Company and its designees (including affiliates and third party service providers) for the sole purpose of providing, receiving and realizing the benefit of the Services during the Term and thereafter. Vendor shall not use any third party licensed processes to provide the Services without first obtaining Company’s written consent or obtaining for and providing to Company an irrevocable, royalty-free, nonexclusive license to the processes (including available documentation, manuals and other materials) for Company and its designees (including affiliates and third party service providers) for the sole purpose of providing, receiving and realizing the benefit of the Services during the Term and thereafter. Vendor shall provide such licenses to the Vendor Processes and the third party processes at Vendor’s sole cost and expense.
19.6 Company Processes. Processes owned by Company prior to the Effective Date together with all updates, upgrades, enhancements and modifications thereto, and any related documentation shall remain the property of Company (“Company Processes”).
19.7 Developed Processes. Processes developed as Services as expressly required under this Agreement or under an SOW and any related documentation, other than modifications to and enhancements of Vendor Processes, shall be deemed to be Company Processes, whether created by Vendor, Company, or Vendor and Company. Such processes and related documentation is hereinafter referred to as “Developed Processes”. Developed Processes shall be deemed to be “works made for hire”. Vendor shall assign to Company, at Vendor’s sole cost and expense, all of Vendor’s right, title and interest in Developed Processes.
19.8 Other Deliverables. All literary works or other works of authorship, including but not limited to the documentation and the Specifications Manual, and other documents created by Vendor in the course of performing Services, shall be the sole and exclusive property of Company, and Vendor hereby waives any moral rights therein and thereto.
19.9 Residual Knowledge. Nothing contained herein shall prohibit or prevent either Party from using any general concepts, ideas, know-how, methodologies, processes, techniques or algorithms retained in the unaided memory of such Party’s personnel which were developed or disclosed under this Agreement, provided that in doing so such Party does not breach its obligations of confidentiality under Section 21 or infringe the copyrights, trade secrets, patents or other proprietary right of the other Party or of third parties who have licensed or provided materials to such other party.
20. COMPANY DATA
20.1 Ownership and Use. All data and information submitted by Company to Vendor in connection with the Services or otherwise during the Term, together with all compilations, redactions, copies (regardless of form), reports, analyses and other data derived there from (“Company Data”) shall remain the sole and exclusive property of Company. Company Data shall not be used by Vendor other than in connection with the provision of the Services to Company. Without limiting the generality of Sections 7 and 21, Company Data shall not be (a) disclosed, sold, assigned, leased or otherwise encumbered or provided to third parties by Vendor, or (b) commercially exploited by or on behalf of Vendor, its employees or agents. Vendor shall provide such hardware, software, systems and services as are required for Company to have real time access to work in process, including any data stored offshore.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
20.2 Safeguarding by Vendor.
20.2.1 Without limiting the generality of Sections 7 and 21, Vendor shall store all Company Data in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction.
20.2.2 Without limiting the generality of Sections 7 and 21, Vendor shall maintain and enforce logical and physical security procedures with respect to its access and maintenance of Company Data that, at least (a) are equal to high industry standards for such types of data and locations, (b) are equal to the standards the Vendor deploys with respect to its own data of a similar kind, (c) are in accordance with Company’s reasonable security requirements, (d) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Company Data, and (e) otherwise meet the requirements of HIPAA, Gramm-Leach Bliley, the Sarbanes-Oxley Act of 2002, and other applicable data privacy laws, rules and regulations.
20.2.3 Without limiting the generality of Sections 7 and 21, Vendor shall take all measures consistent with high industry standards to secure and defend its location and equipment against “hackers” and others who may seek, without authorization, to modify or access Vendor systems or the information found therein without the consent of Company. Vendor shall periodically test its systems for potential areas where security could be breached, taking precautions with respect to unauthorized access to Customer Data that are at least as great as those taken by Vendor with respect to its own data of a similar kind.
20.2.4 Vendor shall report to Company immediately any breaches of security or unauthorized access to Vendor systems that Vendor detects or becomes aware of. Vendor shall use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.
21. CONFIDENTIALITY
21.1 Treatment of Confidential Information. Each Party recognizes the importance of the other’s Confidential Information. In particular, each Party recognizes and agrees that the Confidential Information of the other is critical to their respective businesses and that neither Party would enter into this Agreement without assurance that such information and the value thereof shall be protected as provided in this Section 21 and elsewhere in this Agreement. Accordingly, each Party agrees as follows:
21.1.1 Each Party shall maintain the confidentiality of the other’s Confidential Information, using at least the same efforts as it uses to maintain the confidentiality of its own Confidential Information, and as otherwise required under applicable laws, rules or regulations;
21.1.2 Each Party shall use and permit use of Confidential Information solely for the purposes of this Agreement;

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
21.1.3 Each Party may disclose or provide access to Confidential Information to its responsible employees who have a need to know and may make copies of Confidential Information only to the extent reasonably necessary to carry out its obligations hereunder;
21.1.4 Each Party may disclose or provide access to Confidential Information to its consultants, auditors, accountants, and attorneys if such consultants, auditors, accountants and attorneys have entered into confidentiality agreements with the Party covering such information or such consultants, auditors, accountants, and attorneys are otherwise required to maintain the confidentiality of such information;
21.1.5 Each Party currently has, and in the future shall maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement, including without limitation written instruction to, and agreements with, employees and agents to ensure that such employees and agents protect the confidentiality of Confidential Information. Each Party expressly shall instruct its employees and agents not to disclose Confidential Information to third parties, including without limitation customers, subcontractors or contractors, without the other’s prior written consent; and
21.1.6 Each Party shall notify the other immediately of any unauthorized disclosure or use, and shall cooperate with that Party to protect all proprietary rights in and ownership of its Confidential Information.
21.2 Confidential Information. Except as otherwise specifically agreed in writing by the Parties, “Confidential Information” shall include (a) all information of a Party marked confidential, restricted, proprietary, or with a similar designation; (b) the terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the course of the transaction entailed in this Agreement; (c) any other information which would be deemed by a reasonable person to be confidential or proprietary, whether in written, oral, graphic, electronic or any other form, whether or not marked as stated in (a) above; (d) with respect to information of Company, Company Data; Company Software and Developed Software; Company Processes and Developed Processes; sales, cost and other unpublished financial information; personnel records; personal information of Company’s prospective and current Customers and employees; product and business plans; business projections, pricing, and marketing data; technical information and user manuals; and (e) with respect to information of Company, any other information, whether in written, oral, graphic, electronic or any other form, whether or not marked as stated in (a) above, protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and other medical information and personal information regarding Company’s health plan members, employees, or medical or hospital service providers; other information that Company is required by law, regulation or company policy to maintain as confidential; nonpublic personal financial information under Title V of Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and other financial information concerning Company’s health plan members, employer groups and other health plan groups or medical or hospital service providers that is disseminated by Company internally for staff use; patient accounting and billing records, and information contained in those records; and any information that could aid others to commit fraud, sabotage or otherwise misuse Company’s products or services or damage their business.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
21.2.1 Confidential Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving Party receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving Party knew prior to receiving such information from the disclosing Party or develops independently without reference to the disclosing Party’s Confidential Information; provided, however, that the foregoing exclusions shall not apply to information listed under Section 21.2 (e) above.
21.3 Required Disclosures. A Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party in accordance with, and to the extent required by, applicable law or to satisfy any lawful request by a competent governmental body having competent jurisdiction over the disclosing Party, provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party so notifies the other Party in writing, and if possible, such Party shall provide the other Party notice not less than five (5) business days prior to the required disclosure. The disclosing Party shall use reasonable efforts not to release Confidential Information pending the outcome of any measures taken by the other Party to contest, otherwise oppose or seek to limit such disclosure by the disclosing Party and any subsequent disclosure or use of Confidential Information that may result from such disclosure. The disclosing Party shall cooperate with the other Party regarding such measures. Notwithstanding any disclosure, the disclosing Party’s obligations hereunder with respect to Confidential Information so disclosed shall remain in full force and effect.
21.4 Obligations Upon Disclosure. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (a) notify the furnishing Party in writing; (b) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (c) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting there from.
21.5 Return of Confidential Information. On Company’s written request or upon expiration or termination of this Agreement for any reason, Vendor shall promptly: (a) return or destroy, at Company’s option, all originals and copies of all documents and materials it has received containing Company’s Confidential Information; (b) deliver or destroy, at Company’s option, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by Vendor, prepared under its direction, or at its request from the documents and materials referred to in subparagraph (a), and (c) provide a notarized written statement to Company certifying that all documents and materials referred to in subparagraphs (a) and (b) have been delivered to Company or destroyed, as requested by Company.
22. AUDITS
22.1 Records. Using due care, Vendor shall maintain complete and detailed records of all financial and non-financial transactions arising in connection with or as a result of this Agreement.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
22.2 Access.
22.2.1 Vendor shall provide to Company, its internal and external auditors, and such other Company representatives as Company may from time to time designate, access at all reasonable times to data and records relating to the Services, to any facility or part thereof at which Vendor or a subcontractor is providing any of the Services, and to Vendor Personnel or subcontractor personnel, for the purpose of performing audits and inspections as provided in this Section 22 or as required under applicable laws, rules and regulations.
22.2.2 Vendor shall also provide inspectors and regulators having jurisdiction over Company such access as they require to conduct such audits and inspections as required under applicable laws, rules or regulations.
22.3 Purpose of Audits. Such audits and inspections may address Vendor’s performance of the Services and compliance with the terms of this Agreement including, among other things: (a) the accuracy of invoices; (b) the propriety of charges; (c) the integrity of Company Data; (d) Vendor compliance with Section 14.3; (e) Vendor compliance with HIPAA and Gramm-Leach Bliley; (e) Vendor compliance with Sections 5.6 and 5.7, and (f) the systems that process, store, and transmit Company Data.
22.4 Vendor Assistance. Vendor shall, at no additional charge, provide persons and entities permitted to conduct audits under this Section 22 such assistance as they may reasonably require.
22.5 Notice and Time. Unless Company has a good faith suspicion of fraud, Company shall provide Vendor reasonable notice for audits or inspections other than security audits. Audits shall take place during normal business hours, with the exception of security audits, which may take place outside of normal business hours at Company’s sole discretion. The Parties shall cooperate so as to minimize the impact any audit may have on Vendor’s performance of the Services.
22.6 Remedial Actions. Following an audit or inspection, Company and Vendor shall meet as soon as practicable to discuss the findings of the auditors or inspectors, whichever the case may be, and to develop and agree on a course of action for addressing issues.
22.7 Vendor Audits. Vendor shall share with Company any findings of Vendor’s auditors or inspections relating to Vendor’s performance of the Services and compliance with the terms of this Agreement.
22.8 Security Audits. Without limiting the generality of the foregoing, Vendor shall, at its own expense, perform a security audit no less frequently than annually. Such an audit shall test Vendor’s compliance to Company’s security standards and procedures, including those set forth in this Agreement, the applicable Statement of Work or as required by applicable laws, rules or regulations. Vendor shall provide Company with the results of each security audit. If the audit shows any matter that may adversely affect Company, Vendor shall immediately disclose such matter to Company and provide a detailed plan to remedy such matter as soon as practicable. For the purposes of clarity, Company shall have the right to use a third party or its internal staff to conduct an independent security audit or to monitor the Vendor security audit. If Company chooses to conduct its own security audit or to monitor the Vendor security audit, it shall do so at its own expense.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
23. FORCE MAJEURE
23.1 General. A delay by a Party in the performance of its obligations under this Agreement shall not be deemed a default of this Agreement to the extent that such delay is attributable to a Force Majeure Event (as defined in Section 23.3) and could not have prevented by the non-performing Party by means of the exercise of reasonable precautions, or can not reasonably be circumvented by the non-performing Party, including through the use of alternate sources or work-around plans. Notwithstanding the foregoing, Vendor acknowledges and agrees that this Section 23 shall not limit Vendor’s obligation to provide disaster recovery Services as described in this Agreement, the applicable Statement of Work, or any Exhibits and Schedules thereto.
23.2 Cost of Cover. If a Force Majeure Event prevents, hinders or delays for more than three (3) consecutive days performance of Services that Company reasonably believes to be necessary for the performance of critical functions, Company may procure such Services from an alternate source at reasonable charges, and Vendor shall promptly reimburse Company for an amount equal to the difference between the fees and expenses paid by Company to such third party such charges and the normal fees and expenses that Company would have paid to Vendor for such Services. If such delay continues for more than three (3) consecutive days, Company may terminate the affected part of this Agreement or the entire Agreement without any liability (including without payment of any termination for convenience fees), or further obligation hereunder.
23.3 Force Majeure Event. The term “Force Majeure Event” shall mean a fire, flood, earthquake, terrorism, or similar act beyond the reasonable control of a Party. A strike, lockout or similar labor dispute by Vendor Personnel shall be deemed to be within Vendor’s reasonable control and therefore shall not be deemed to be a Force Majeure Event. In addition, if Vendor reasonably believes that an act of war, riot, civil disorder, or rebellion is likely, Vendor may request that Company move the Services to an alternative Approved Center. If Company agrees to such move, Vendor shall bear all costs and expenses to perform and implement the move, and Company shall pay the Personnel Rates applicable to the new Approved Center. If Company does not agree to move the Services, or if the event of war, riot, civil disorder, or rebellion was unforeseeable, and an act of war, riot, civil disorder, or rebellion occurs, such event shall be deemed to be a Force Majeure Event.
23.4 Allocation of Resources. If a Force Majeure Event causes Vendor to allocate limited resources between or among Vendor’s customers, Vendor shall not treat any other customer better than Company.
24. INDEMNIFICATION
24.1 Vendor Indemnification. Vendor agrees to indemnify, defend and hold harmless Company, its parent, affiliates, subsidiaries, and their respective officers, directors, employees, consultants and agents from any and all claims, losses, liability, damages, expenses, and/or costs (including, but not limited to, court fees, attorney’s fees, and other professional fees) arising from any third party claim based on allegations of the following:

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
24.1.1 A claim arising from Vendor’s failure to observe or perform any duties or obligations to be observed or performed by Vendor under a third party service contract to the extent that such duty or obligation is to be observed or performed by Vendor on or after the Effective Date;
24.1.2 A claim that the Services or any process, hardware, software, documentation or other materials used by Vendor to provide the Services or provided by Vendor to Company infringes or misappropriates a patent (domestic or international), trademark, copyright, trade secret or other proprietary right of a third party;
24.1.3 A claim arising from Vendor’s breach of any of the representations or warranties set forth in Section 26 below;
24.1.4 A claim arising from Vendor’s willful misconduct or gross negligence, or from the Vendor’s failure to perform the Services in accordance with applicable laws, rules or regulations, or from the violation by Vendor of any statute, ordinance, regulation or other law, or from Vendor’s criminal conduct.
24.1.5 A claim for personal injury (including death) or damage to real or personal property caused by Vendor or any person or entity in Vendor’s actual or constructive control;
24.1.6 A claim asserted against Company but resulting from an act or omission of Vendor in its capacity as an employer of a person.
24.1.7 A claim arising from the Vendor’s breach of its obligations under Sections 20 and 21 (Company Data and Confidential Information);
24.1.8 A claim arising from the Vendor’s breach of its obligations under Section 19 (Proprietary Rights).
24.2 Company Indemnification. Company agrees to indemnify, defend and hold harmless Vendor, its parent, affiliates, subsidiaries, and their respective officers, directors, employees, consultants and agents from any and all third party claims, losses, liability, damages, expenses, and/or costs (including, but not limited to, court fees, attorney’s fees, and other professional fees) arising from any third party claim based on allegations of the following:
24.2.1 A claim that the use by Vendor in the performance of the Services of processes, hardware, software, documentation or other materials provided by Company to Vendor for such purpose infringes or misappropriates a patent, trademark, copyright, trade secret or other proprietary right of a third party;
24.2.2 A claim arising from Company’s failure to observe or perform any duties or obligations to be observed or performed by Company under a third party service contract to the extent that such duty or obligation is to be observed or performed by Company prior to the Effective Date;

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
24.2.3 A claim arising from Company’s breach of its obligations under Section 21 (Confidential Information);
24.2.4 A claim arising from Company’s breach of its obligations under Section 19 (Proprietary Rights);
24.2.5 A claim arising from any representation or warranty made by Company to its customers or from Company’s failure to provide any product or service to its customers or any defect or deficiency in any such product or service; and
24.2.6 A claim arising from Company’s breach of any of the representations or warranties set forth in Sections 26.1 and 26.3 below.
24.3 Procedures for Indemnification. The Party seeking indemnification shall: (i) give the other Party prompt written notice of any claim, action, suit or proceeding for which it is seeking indemnity; (ii) grant control of the defense and settlement to the other Party; provided however that the indemnified Party shall have the right to consent to any settlement, such consent not to be unreasonably conditioned, withheld, or delayed; and (iii) reasonably cooperate with the other Party, at the other Party’s expense.
25. SPECIAL RULE FOR INFRINGEMENT
25.1 Special Rule for Infringement. If all or any part of the hardware, software, processes, documentation or other materials used by Vendor to provide the Services or provided by Vendor to Company is, or in either Party’s opinion is likely to become, the subject of a claim of infringement, Vendor, at its sole cost and expense, shall procure the right for Company or Vendor, whichever the case may be, to continue using the hardware, software, processes, documentation or other materials. If it is not possible for Vendor to procure such right, Vendor, at its sole cost and expense, shall replace or modify the hardware, software, processes, documentation or other materials so that it becomes non-infringing, but so that it shall remain equivalent in features, functions and capacity (“Equivalent Materials”).
25.2 Removal of Infringing Item. If it is not possible for Vendor to obtain Equivalent Materials, Vendor shall remove the infringing item from service and Vendor shall reimburse Company the actual direct costs incurred by Company to replace the infringing item, and Company’s charges under this Agreement shall be equitably reduced to reflect the reduction in value, if any, to Company.
26. REPRESENTATIONS AND WARRANTIES
26.1 Mutual Representations.
26.1.1 Each Party represents and warrants to the other that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by requisite corporate action on the part of such Party.
26.1.2 Each Party represents and warrants to the other that the execution, delivery, and performance of this Agreement by it will not constitute a violation of the laws regulations, ordinances or codes of any competent jurisdiction; a violation of any judgment, order or decree; a default under any contract by which any of its assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
26.2 Vendor Representations.
26.2.1 Vendor represents and warrants that it shall use sufficient numbers of personnel to perform the Services in accordance with the terms and conditions contained herein, including the Performance Standards and the Service Levels. Vendor further represents and warrants that each person assigned to the Company account shall have an appropriate degree of training, experience, and skill to perform the tasks assigned to such person.
26.2.2 Vendor represents and warrants that it shall perform the Services in accordance with all applicable laws, rules and regulations and in a professional and workmanlike manner, with at least the same degree of quality and efficiency as well-managed service providers providing services similar to the Services.
26.2.3 Vendor represents and warrants that it has the right to use all intellectual property used by it in connection with its performance of the Services.
26.2.4 Vendor represents and warrants that it shall maintain the equipment and software for which it is responsible hereunder in good working condition so that they operate in accordance with their specifications, including: (i) maintaining equipment in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on equipment in accordance with the applicable equipment manufacturer’s recommendations and as necessary throughout the Term; and (iii) performing software maintenance in accordance with the applicable software licensor’s documentation and recommendations, except to the extent directed otherwise by Company.
26.2.5 Vendor represents and warrants that as of the Effective Date there are no existing or threatened legal proceedings against Vendor that would have a material adverse effect upon its ability to perform its obligations under this Agreement or its financial condition or operations.
26.2.6 Vendor represents and warrants that it shall not block calls properly routed to it by Company.
26.2.7 Vendor hereby assigns and agrees to deliver to Company all representations and warranties received by Vendor from third party suppliers, to the extent such warranties are assignable.
26.3 Company Representation.
26.3.1 Company represents and warrants to Vendor that all information that Company provides to Vendor in connection with Vendor’s Services, including information regarding the status of customers with whom Company has an existing business relationship and information regarding customer lists or databases, shall, to the best of Company’s knowledge, be accurate, truthful and not misleading in any way.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
26.4 Harmful Code.
26.4.1 Vendor represents and warrants that Vendor shall not knowingly introduce Harmful Code, and shall use commercially reasonable efforts to ensure that no Harmful Code is introduced, into any Company hardware, software or systems of Company, its customers and business partners, or any hardware, software or systems acquired by Company from Vendor, or any hardware, software and systems used by Vendor to provide the Services.
26.4.2 Vendor represents and warrants that it shall not, without the consent of Company (which consent may be withheld by Company in its sole discretion), invoke any Harmful Code in any hardware, software or systems of Company, its customers and business partners, or any hardware, software or systems acquired by Company from Vendor, or any hardware, software and systems used by Vendor to provide the Services.
26.5 Additional Software Representations. Vendor represents and warrants that the Vendor Software and Developed Software: (i) will accurately determine chronological dates and accurately perform all calculations, data manipulations, sorting, and transmission of date data regardless of whether the date data represents or references different centuries and (ii) provide that all date related user interface functionalities and data fields permit the entry of a four digit year (i.e., the years 1965, 2065, and 3065 could all be entered by the user without the need of a manual override) and such date data will result in accurate calculations, data manipulations, sorting, and transmission of all data, including the date data.
27. TERMINATION BY COMPANY
27.1 For Cause.
27.1.1 Company shall have the right to terminate this Agreement or any SOW in whole or in part at any time as of a date set forth in the notice of termination issued by the Company if (i) there is a material breach of this Agreement or any SOW, or any part thereof, by Vendor that is not cured within thirty (30) days or (ii) for Vendor’s Abandonment. Without limiting the generality of the foregoing, failure to meet the same Service Level in any SOW in three (3) consecutive months, or in any four (4) months in any rolling twelve (12) month period, shall be deemed to be a material breach of the affected SOW(s) and this Agreement.
27.1.2 Company shall have the right to terminate this Agreement or any SOW in whole or in part as of a date set forth in the notice of termination issued by the Company if there are numerous breaches by Vendor that in the aggregate are material, even if such breaches are cured.
27.1.3 If a purported termination for cause by Company is found not to be a proper termination for cause, such termination shall be deemed to be a termination for convenience.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
27.2 Termination for Change in Offshore Circumstance. If Company reasonably believes that a change in the political environment in which the Vendor is providing any material part of the Services has placed the Services and or the Company at significant risk, such as a coup or serious change in the dynamics of any political insurrection, Company shall have the right to require Vendor to move the Services to an alternative off-shore Approved Center. If Company does not agree with Vendor’s terms to move the Services as described above, Company shall have the right to terminate this Agreement or any affected SOW without payment of any termination for convenience fees or any other liability to Vendor.
27.3 Termination for Change in Regulatory Circumstance. Company shall have the right to terminate this Agreement or any SOW without payment of any termination for convenience fees or any other similar charge or not-then-accrued liability to Vendor in the event that a change in the laws, regulations, ordinances or codes of any competent jurisdiction substantially impairs the receipt of the Services on an outsourced basis, or on an outsourced basis under the terms of this Agreement.
27.4 Termination for Convenience. Company shall have the right to terminate this Agreement or any SOW for convenience at any time upon written notice to Vendor. If Company requires that the effective date of the termination is thirty (30) days or less from the written notice, Company shall pay an early termination fee (as Company’s sole and exclusive liability to Vendor for such termination) equal to (i) three (3) months’ of the fees under the affected SOW (based on the immediately preceding month for such SOW) plus (ii) any waived implementation costs which shall be prorated over a 24 month period, commencing on the Effective Date. If Company requires that the effective date of the termination is less than sixty (60) days but more than thirty (30) days from the written notice, Company shall pay an early termination fee (as Company’s sole and exclusive liability to Vendor for such termination) under the affected SOW equal to (i) two (2) months’ fees under the affected SOW (based on the immediately preceding month for such SOW) plus (ii) any waived implementation costs which shall be prorated over a 24 month period, commencing on the Effective Date. If Company requires that the effective date of the termination is less than ninety (90) days but more than sixty (60) days from the written notice, Company shall pay an early termination fee (as Company’s sole and exclusive liability to Vendor for such termination) under the affected SOW equal to (i) one and one-half (1.5) months’ fees under the affected SOW (based on the immediately preceding month for such SOW) plus (ii) any waived implementation costs which shall be prorated over a 24 month period, commencing on the Effective Date. If Company requires that the effective date of the termination is ninety (90) days or more from the written notice, Company shall pay an early termination fee (as Company’s sole and exclusive liability to Vendor for such termination) equal to (i) one (1) month’s fees under the affected SOW (based on the immediately preceding month for such SOW) plus (ii) any waived implementation costs which shall be prorated over a 24 month period, commencing on the Effective Date.
27.5 Termination for Change of Control. Company shall have the right to terminate this Agreement or any SOW without payment of any termination for convenience fees or any other similar charge or not-then-accrued liability to Vendor in the event of a change of control of Vendor at any time as of a date set forth in the notice of termination issued by the Company.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
27.6 Termination for Financial Instability. Company shall have the right to terminate this Agreement or any SOW without payment of any termination for convenience fees or any other similar charge or not-then-accrued liability to Vendor in the event that (i) Vendor’s cash plus Unused Borrowing Capacity is reported as less than $5,000,000 (as reported in Vendor’s most recent securities filing with the Securities and Exchange Commission) or (ii) Vendor’s reported quarterly revenues are less than $56,250,000. For purposes hereof, “Unused Borrowing Capacity” shall mean the aggregate amount of Vendor’s outstanding credit facility(s) less borrowings by and standby letters of credit issued on behalf of Vendor under such credit facility or facilities
27.7 Option to Termination. As an alternative to Company’s rights of termination set forth herein, Company shall have the option to require Vendor to move the Services to a different Approved Center that is reasonably acceptable to Company on the same (except as set forth in the next phrase) terms and conditions; provided however, that Company shall pay the Personnel Rates applicable to the new Approved Center.
28. TERMINATION BY VENDOR
28.1 For Cause.
28.1.1 Subject to the provisions of Section 16.2, Vendor shall have the right to terminate this Agreement if Company fails to pay any undisputed amount equal to or greater than one month’s charges within thirty (30) days of Company’s receipt of written notice of failure to pay on a timely basis.
28.1.2 Vendor shall have the right to terminate this Agreement upon a finding that Company has materially breached its obligations with respect to Vendor Software and Vendor’s Confidential Information, in either case only if Company fails to cure such breach within thirty (30) days of receipt of written notice from Vendor.
28.2 No Other Termination Rights.
28.2.1 Except as provided in this Section 28, Vendor shall have no other rights to terminate this Agreement.
28.2.2 Company’s failure to perform Company Responsibilities shall not be grounds for termination by Vendor; provided, however, that Vendor’s non-performance of its obligations under this Agreement shall be excused if and to the extent (a) Vendor’s non-performance results from Company’s failure to perform the Company Responsibilities, and (b) Vendor provides Company with reasonable notice of such non-performance and uses commercially reasonable efforts to perform notwithstanding Company’s failure to perform its Company Responsibilities.
29. TERMINATION/EXPIRATION ASSISTANCE
29.1 Termination/Expiration Assistance. Upon termination of this Agreement in whole or in part for any reason, or upon expiration of this Agreement, Vendor shall provide Company such assistance as Company may reasonably request to effect the seamless transition of the Services from Vendor to Company or Company’s designee. The termination/expiration assistance shall include the continuing provision of some or all of the Services for up to six (6) months after expiration or notice of termination.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
29.2 Duration of Transition Assistance. Vendor shall provide transition assistance other than the continuing provision of the Services for up to six (6) months after expiration or notice of termination.
29.3 Equipment and Contract. At termination or expiration Company shall have the option to purchase or acquire the lease (to the extent assignable) for any of the equipment owned by Vendor and used primarily to provide the Services to Company (and no other Vendor customer). Vendor will sell such equipment to Company at fair market value, with fair market value being deemed to be the average of each Party’s documented estimate of the value of such equipment.
29.4 Assignment of Third Party Contracts. Company and its designee shall have the option exercisable on a contract-by-contract basis to assume contracts for any Services provided by third parties to Vendor and used primarily by Vendor to provide the Services to Company (and no other Vendor customer). In the case of other third party contracts used by Vendor to provide the Services to Company, Vendor shall use commercially reasonable efforts to arrange for the provision to Company of the Services by the third party under terms at least as favorable as those set forth in such third party contract.
29.5 Non-Solicitation. During the Term of this Agreement and for a period of one (1) year after the date of expiration or termination of this Agreement, neither Party will knowingly solicit any of the other Party’s employees who were directly involved in the delivery or receipt of the Services. The restrictions contained in this paragraph regarding non-solicitation of employees will not apply to any of the following: (a) to the extent that any such employee has ceased to be employed by a Party for at least six (6) months prior to being solicited; or (b) to the extent that an employee responds (without specific solicitation) to a general solicitation through newspapers or other publications of general circulation, placement agencies or similar means; or (c) as otherwise mutually agreed upon by the Parties.
29.6 Return of Company Data and Software. At termination or expiration, or upon Company’s earlier request, Vendor shall promptly return to Company, in the format and on the media reasonably requested by Company, all Company Data, Company Software and Developed Software, and Vendor shall not retain, and shall not allow any third party to retain, any copies whatsoever, unless authorized in writing by Company.
30. DISPUTE RESOLUTION
30.1 Informal Dispute Resolution.
30.1.1 Prior to instituting formal proceedings as set forth in Section 30.2, the Parties shall attempt to resolve all disputes arising out of or relating to this Agreement informally. To invoke this process a Party shall appoint a senior executive who is not responsible for the day to day management of this Agreement or the Services (a “Disinterested Executive”), and request that the other Party do the same. The other Party shall make such appointment within five (5) days of receipt of the request. The Disinterested Executives shall then spend up to thirty (30) days attempting in good faith to resolve the matter.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
30.1.2 The informal dispute resolution process shall terminate at the end of the thirty (30) day period unless extended by mutual agreement.
30.1.3 Nothing in this Section 30.1 shall prevent, or be construed as preventing, a Party from (a) instituting formal proceedings to avoid the expiration of any applicable limitations period, or (b) seeking injunctive or other equitable relief in a court of appropriate jurisdiction.
30.2 Formal Dispute Resolution.
30.2.1 Disputes not resolved by informal dispute resolution as provided in Section 30.1 shall be resolved by litigation unless, on a case-by-case basis, the Parties agree to submit the dispute to arbitration. Any agreement to submit a dispute to arbitration shall set forth the applicable rules and procedures to govern the arbitration.
30.2.2 Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by using good faith in taking appropriate and reasonable actions to reduce or limit the amount of such damages.
30.3 Continued Performance. Each Party agrees to continue the performance of its obligations under this Agreement while a dispute is pending unless the dispute precludes such performance. A dispute over payment shall not preclude performance, provided that undisputed amounts continue to be paid.
30.4 Governing Law. This Agreement and performance under it shall be governed by and construed in accordance with the substantive provisions of the laws of the State of California, without regard to its choice of law rules.
30.5 Jurisdiction and Venue. Each Party irrevocably agrees that any legal action, suit, or proceeding brought by it in any way arising out of the agreement must be brought solely and exclusively in state or federal courts in Los Angeles County, California, and each Party irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit, or proceeding brought by it or against it by the other Party.
31. LIMITATION OF LIABILITY
31.1 General.
31.1.1 Each Party shall be liable to the other for actual direct damages incurred by the other as a consequence of the breach by a Party of the terms of this Agreement. The Parties agree not to assert that the cost of cover, if otherwise recoverable hereunder, is not recoverable hereunder solely because the cost of cover is a consequential damage.
31.1.2 Except as set forth in Section 31.2, to the extent permitted by applicable law, neither Party shall be liable to the other for special, indirect or consequential damages (including lost profits or savings), even if the Party has been advised of the possibility of such damages.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
31.1.3 Except as set forth in Section 31.2, to the extent permitted by applicable law, the damages for which a Party may be liable under this Agreement shall be limited to the greater of (i) Five Million Dollars ($5,000,000) and (ii) the aggregate amounts paid by Company or to be paid by Company under this Agreement in a six (6) month period.
31.2 Exceptions to Sections 31.1.2 and 31.1.3.
31.2.1 The limitations on the nature and amount of the damages a Party may be entitled to set forth in Sections 31.1.2 and 31.1.3 shall not apply in the case of (a) a breach by a Party of Section 21 (Confidential Information), (b) a breach by a Party of Section 19 (Proprietary Rights), (c) damages arising from the Party’s willful misconduct or gross negligence, (d) a breach by a Party of Section 7 (Compliance with Law), (e) a claim under Sections 24 and 25 (Indemnification and Special Rule for Infringement), or (f) damages incurred by Company as a result of the wrongful termination or Abandonment by Vendor of this Agreement or the Services in whole or in part.
31.3 Acknowledgment. The Parties expressly acknowledge that the limitations and exclusions set forth above have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement, taking into account each Party’s level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party pursuant to this Agreement. The provisions of this Section 31 shall survive the expiration or termination of this Agreement for any reason.
32. INSURANCE
32.1 General. Vendor shall obtain, pay for, and maintain in full force and effect during the Term, reasonable and appropriate insurance including the following, with each policy naming Company as an additional insured where possible: (i) Statutory Workers’ Compensation coverage in the amount required by applicable law, for all employees engaged in Services or operations under this Agreement; (ii) commercial general liability insurance with limits not less than seven million five hundred thousand dollars ($7,500,000) per occurrence; and (iii) professional liability insurance (errors and omissions) with limits not less than seven million five hundred thousand dollars ($7,500,000).
32.2 Proof of Insurance. Prior to the Effective Date, Vendor shall provide to Company an original and one copy of a Certificate of Insurance certifying that coverage as described in this Section has been obtained.
32.3 Subcontractors to be Insured. Vendor shall require all of its subcontractors performing Services or any part of any Services to carry insurance coverage and limits as agreed to and approved in writing by Company. At a minimum, Vendor shall require of any subcontractor the same kinds of insurance as for the Vendor and with per occurrence limits of not less than two million dollars ($2,000,000).

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
32.4 Notice of Cancellation. Vendor shall provide thirty (30) days’ prior written notice to Company of a cancellation or change to any insurance policy required under this Section 32. Should Vendor fail to keep in effect at all times the insurance coverage required under this Section, Company may, in addition to and cumulative with any other remedies available at law, equity, or hereunder, acquire such insurance and deduct the cost thereof from its payments to Vendor under this Agreement or terminate this Agreement for cause.
33. MISCELLANEOUS
33.1 Interpretation. This Agreement is the result of arm’s length negotiations between the Parties and shall be construed to have been drafted by all Parties such that any ambiguities in this Agreement shall not be construed against either Party.
33.2 Assignment. Vendor shall not assign this Agreement without Company’s prior written consent, which may be withheld by Company in its sole discretion. Company shall not assign this Agreement without Vendor’s prior written consent, which may be reasonably withheld by Vendor, provided, however, that Company may assign this Agreement or any SOW without Vendor’s consent to any parent, affiliate, sibling or subsidiary of Company, or pursuant to a change of control, including a merger, reorganization, or sale of all or substantially all of the assets of Company. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 33.2 shall be void.
33.3 Notices. All notices, requests, claims, demands, and other communications (each a “Notice”) under the Agreement shall be in writing and shall be given or made by delivery in person, by courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Party at the address set forth below or at such other address as such Party may hereafter notify the other Party in accordance with this Section 33.3.
For Company:
Unicare Life and Health Insurance Company
1 WellPoint Way
Thousand Oaks, CA 91362
Attention: Vice President, Strategic Sourcing
With a copy to:
Unicare Life and Health Insurance Company
1 WellPoint Way
Thousand Oaks, CA 91362
Attention: General Counsel
For Vendor:
APAC Customer Services, Inc.
Six Parkway North
Deerfield, IL 60015
Attention: Executive Vice President, Operations
With a copy to:
APAC Customer Services, Inc.
Six Parkway North
Deerfield, IL 60015
Attention: General Counsel

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
33.4 No Unlawful Inducements. Vendor represents that it has not violated any applicable laws or regulations regarding the offering of unlawful inducements in connection with this Agreement. If at any time during the Term, Company determines that the foregoing representation is inaccurate, then, in addition to any other rights Company may have under this Agreement, at law or in equity, Company shall have the right to terminate this Agreement for cause without affording Company an opportunity to cure.
33.5 Counterparts. The Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the Parties.
33.6 Independent Contractors. Nothing contained in this Agreement shall be construed to make either Party a partner, joint venturer, principal, agent, or employee of the other. No officer, director, employee, agent, affiliate, or contractor retained by Vendor to perform work on Company’s behalf hereunder shall be deemed to be an employee, agent, or contractor of Company. Neither Party shall have any right, power, or authority, express or implied, to bind the other. As Company is relying upon Vendor’s skills and experience in the performance of the Services under this Agreement, Vendor alone shall be responsible for supervising its personnel. Vendor is solely responsible for payment of (a) all income, disability, withholding, and other employment taxes as well as (b) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits resulting from Vendor’s retention of any such officers, directors, employees, agents, or contractors.
33.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the extent granted by law.
33.8 No Waiver. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights.
33.9 No Publicity. Neither Party shall use the other Party’s name, trademark, service mark, logo, or refer to the other Party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, company lists or business presentations without the prior written consent of the other Party.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
33.10 Entire Agreement. The Agreement, Statement(s) of Work, and each of the Schedules and Exhibits, is the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings, or agreements between the Parties relative to such subject matter.
33.11Amendments. No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, change, waiver, or discharge is sought to be enforced.
33.12 Cumulative Remedies. Except as otherwise expressly provided in this Agreement, all remedies provided for in this Agreement shall be cumulative and in addition to, and not in lieu of, any other remedies available to either Party at law, in equity or otherwise.
33.13 Survival. Section 20 (Company Data), Section 21 (Confidentiality), Section 24 (Indemnification), Section 25 (Special Rule Regarding Infringement, Section 26 (Representations and Warranties), and Section 31 (Limitation of Liability) shall survive the expiration or termination of this Agreement in whole or in part for any reason.
33.14 No Third Party Beneficiaries. This Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Company (including its business units, affiliates, subsidiaries and assignees) or Vendor.
33.15 Further Acts. Subsequent to the execution and delivery of this Agreement, and without any additional consideration, each of Company and Vendor shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

WellPoint — APAC Agreement	August 10, 2004

EXECUTION COPY
IN WITNESS WHEREOF, Company and Vendor have executed this Agreement as of the Effective Date,

Unicare Life & Health Insurance Company, a Delaware corporation

By:	/s/ Sandra Van Trevse

Name: Sandra Van Trevse
Title: President & CEO

APAC Customer Services, Inc., an Illinois corporation

By:	/s/ George L. Puig

Name: George L. Puig
Title: Executive Vice President

By:	/s/ Marc Tanenberg

Name: Marc Tanenberg
Title: CFO

WellPoint — APAC Agreement	August 10, 2004